        As filed with the Securities and Exchange Commission on January 13, 2000
                                            Registration Statement No. 333-63289

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                   AMENDMENT NO. 3 TO FORM S-3 ON FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               RICH COAST, INC.
                               ----------------
                (Name of small business issuer in its charter)

             Nevada                            4953                     91-1835978
--------------------------------    ----------------------------     ------------------
(State or jurisdiction of           (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)      Classification Code Number)      Identification No.)

    10200 Ford Road                                                      Robert W. Truxell
  Dearborn, Michigan 48126                                                10200 Ford Road
    (313) 582-8866                                                     Dearborn, Michigan 48126
  (Address and telephone                                                  (313) 582-8866
   number of principal                                                (Name, address and telephone
  executive offices and                                                       number of
 address of principal place                                                agent for service)
      of business)

                                With A Copy To:

                          Theresa M. Mehringer, Esq.
                            Smith Mccullough, P.c.
                      4643 South Ulster Street, Suite 900
                            Denver, Colorado 80237
                                (303) 221-6000

               Approximate Date Of Proposed Sale To The Public:
   As soon as practicable following the date on which the Registration Statement becomes effective.

   If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

--------------------------------------------------------------------------------------------------------------------
CALCULATION OF REGISTRATION FEE
====================================================================================================================
Title of each class of        Amount to          Proposed maximum        Proposed maximum         Amount of
 securities to be           be registered       offering price per      aggregate offering       registration
 registered /(1)/                                   share/(2)/              price/(2)/             fee/(2)/
--------------------------------------------------------------------------------------------------------------------
Common Stock issuable       960,000 Shares              $0.78125               $  750,000            $  253
 upon exercise of
 Warrants
--------------------------------------------------------------------------------------------------------------------
Common Stock issuable     2,506,938                     $0.78125               $1,958,545            $  662
 upon conversion of          Shares/(3)/
 debentures
--------------------------------------------------------------------------------------------------------------------
Common Stock              3,300,000 Shares              $0.78125               $2,578,125            $  871
--------------------------------------------------------------------------------------------------------------------
Total                     6,766,938                     $0.78125               $5,286,670            $1,786
                             Shares/(4)/
--------------------------------------------------------------------------------------------------------------------

     ________________

     (1) For a description of the various securities referred to herein and the transactions in which they were issued, See "Description of Securities - Securities Registered Hereby."

     (2) Proposed maximum offering price and registration fee is based on the average of the bid and asked prices as reported by NASDAQ on September 9, 1998 (a date within five business days prior to the initial filing hereof). $821 of the registration fee was paid as a part of the registrant's initial filing.

     (3) Includes the registration for resale of shares of Common Stock issuable upon conversion of the remaining $1,445,500 principal amount of 8% Convertible Debentures (the "Debentures"). Estimated solely for purposes of calculating the registration fee in connection with this Registration Statement and assumes that all of the Debentures are converted into shares of Common Stock based on a price of $0.76875 per share of Common Stock (the average closing bid price of the Common Stock for the five trading days ending on August 27, 1998) and using a discount rate of 25%.

     (4) All shares offered pursuant to this Registration Statement relate only to resales by Selling Shareholders.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion - Preliminary Prospectus dated January __, 2000

    Information contained herein is subject to completion or amendment. A registration statement relating to these Securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                RICH COAST INC.

6,766,938 Shares of Common Stock to be issued to and offered by Selling Shareholders

   An aggregate of 6,766,938 shares (the "Shares") of $.001 par value Common Stock (the "Common Stock") of Rich Coast Inc. ("Rich Coast" or the "Company") may be offered by certain shareholders (the "Selling Shareholders") from time to time in the public market. The shares of Common Stock offered hereby include the resale of 2,506,938 shares of Common Stock issuable upon conversion of the remaining $1,445,500 in principal amount of 8% Convertible Debentures. The issuance of these 2,506,938 shares would represent approximately 20.2% of total outstanding shares if issued on December 31, 1999. These Debentures are convertible into Shares of Common Stock at the conversion price for each Share of Common Stock equal to the lesser of (i) $2.50, or (ii) 75% of the five day average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date of the Debentures. Except in the case of mandatory conversion of the Debentures, no holder of Debentures is entitled to convert an amount of Debentures that would result in beneficial ownership of more than 4.9% of the Company's outstanding common stock.

   All proceeds received from the sale of the Shares offered by the Selling Shareholders will accrue to the benefit of the Selling Shareholders and not to the Company. None of the Shares which may be offered by the Selling Shareholders are outstanding on the date of this Prospectus, but may be issued by the Company after the date of this Prospectus upon exercise of outstanding warrants (the "Warrants") or conversion of outstanding debentures (the "Debentures") held by Selling Shareholders. These Shares may be resold in the public market by the Selling Shareholders. The Company will receive the exercise price paid upon exercise of Warrants for issuance of those shares; however, any difference between that price and the price at which the shares are sold in the market by the Selling Shareholders will accrue to the benefit of the Selling Shareholders. Sales of any of these previously restricted Shares into the public market could impact the market adversely so long as this Offering continues. See "Risk Factors."

   The Common Stock is traded on the Over-The-Counter Bulletin Board under the symbol "KRHC". On December 8, 1999, the closing sale price of the Common Stock as reported on the Over-The-Counter Bulletin Board was $0.11.

   The Securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors" on pages four through seven for discussion of certain material risks in connection with the Company which prospective investors should consider prior to purchasing the securities offered hereby.

   The Shares will be offered by the Selling Shareholders through dealers or brokers on the OTC Bulletin Board. The Shares may also be sold in privately negotiated transactions. Sales through dealers or brokers are expected to be made with customary commissions being paid by the Selling Shareholders.
Payments to persons assisting the Selling Shareholders with respect to privately negotiated transactions will be negotiated on a transaction-by-transaction basis. The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have made no agreements or arrangements with any underwriters, brokers or dealers regarding the sale of the Shares. See "Plan of Distribution." Any commissions and/or discounts on the sale of Shares offered by the Selling Shareholders will be paid by the Selling Shareholders, and all other expenses related to the filing of the registration statement to which this offering relates are being paid by the Company. Other expenses to be paid by the Company may include SEC filing fee, printing costs, Edgar costs, legal fees and accounting fees.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is _________, 2000.

------------------------------------------------------------------------------------------------------
                           Price Per     Total Number     Aggregate Offering    Proceeds to Selling
                             Share        of  Shares             Price              Shareholder
                             -----        ----------             -----              -----------
------------------------------------------------------------------------------------------------------
Shares to be Outstanding
Offered by Selling
Shareholders /(1)/        $0.125/(2)/     6,766,938/(3)/     $845,867.25            $845,867.25
------------------------------------------------------------------------------------------------------

   ___________________

   /(1)/ These Shares will be offered by the Selling Shareholders. Some shares are currently held by Selling Shareholders, and some shares will be held by Selling Shareholders after exercise of outstanding Warrants and conversion of Debentures. See "Description of Securities."

   /(2)/ The Price per Share represents the closing bid price as reported on the Over-the-Counter Bulletin Board on January 3, 2000. These Shares will be offered from time to time by the Selling Shareholders at market prices. Underwriting discounts or commissions may be paid by the Selling Shareholders. See "Plan of Distribution."

   /(3)/ The shares offered hereby include the resale of 3,300,000 shares outstanding; 960,000 shares issuable upon exercise of Warrants; and 2,506,938 shares issuable upon conversion of the remaining $1,445,500 principal amount of 8% Convertible Debentures.


     These securities are speculative and involve a high degree of risk and immediate substantial dilution to investors. Potential purchasers should not invest in these securities unless they can afford the risk of losing their entire investment. See "Risk Factors" on page 2 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                   Prospectus dated  ________________, 2000

                               TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
Forward-Looking Statements.............................................................     1

Prospectus Summary.....................................................................     1

Risk Factors...........................................................................     2

Use Of Proceeds........................................................................     5

Selling Shareholders...................................................................     6

Plan of Distribution...................................................................     7

Legal Proceedings......................................................................     9

Dividend Policy........................................................................    10

Management.............................................................................    10

Security Ownership of Certain Beneficial Owners and Management.........................    11

Description of Securities..............................................................    13

SEC Position on Indemnification........................................................    14

Certain Relationships and Related Transactions.........................................    15

Description of Business................................................................    15

Management's Discussion and Analysis of Financial Condition and Results of Operations..    17

Description of Property................................................................    21

Market for the Registrant's Common Stock and Related Stockholder Matters...............    23

Executive Compensation.................................................................    24

Legal Matters..........................................................................    27

Experts................................................................................    27

Changes in Accountants.................................................................    27

Additional Information.................................................................    27

Index to Consolidated Financial Statements for Rich Coast..............................   F-1

                          FORWARD-LOOKING STATEMENTS

     Statements made in this Prospectus, including statements contained in information incorporated by reference, that are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of
Section 27A of the 1933 Act and Section 21E of the 1934 Act. The Company intends that such forward-looking statements be subject to the safe harbors for such statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results of operations and events and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors beyond the control of the Company that could cause actual events to differ materially from those anticipated by any forward looking information. These factors include those discussed in this Prospectus under the heading "Risk Factors" and in the "Management's Discussion and Analysis" sections of the Company's Securities and Exchange Commission Filings incorporated herein by reference as well as factors described in the Company's Current Reports on Form 8-K and other documents incorporated herein by reference. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus and the documents incorporated by reference herein.

The Company
-----------

     Rich Coast, Inc. is a non-hazardous waste treatment facility specializing in recycling of waste oils. The Company operates equipment and oversees processes at both its facilities and customers' facilities. The equipment and processes separate liquid waste streams and pumpable waste streams containing a mixture of liquids and solids. Some of the resulting streams are recyclable into greases and oils that can be sold. The Company's executive offices are located at 10200 Ford Road, Dearborn, Michigan 48126, telephone (313) 582-8866.

The Offering
------------

     Pursuant to this Prospectus, the Selling Shareholders may from time to time offer all or any portion of an aggregate of 6,766,938 Shares of Common Stock on the OTC Bulletin Board through underwriters, dealers or brokers or in independently negotiated transactions. This amount includes 2,506,938 shares to be issued upon conversion of the remaining $1,445,500 principal amount of 8% Convertible Debentures. See "Selling Shareholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of Shares offered by the Selling Shareholders. As of the date of this Prospectus, only 3,300,000 of the Shares registered for public sale are outstanding. The remaining Shares have not yet been issued, but may be purchased from the Company by Selling

Shareholders and resold by them pursuant to this Prospectus. See "Description of Securities." These 3,466,938 Shares of Common Stock underlie outstanding warrants and convertible debentures exercisable or convertible at varying prices.

     The Company may receive the cash proceeds from the exercise of outstanding Warrants and will benefit through reduction of indebtedness by conversion of outstanding debentures; however, the prices at which the Company is obligated to issue the Shares upon conversion of Debentures are, as of the date of this Prospectus, below the market price. In addition holders of Warrants may be able to exercise the Warrants through a cashless exercise procedure, which would result in no cash proceeds to the Company.

     After this Offering there will be approximately 13,381,827 shares of Common Stock outstanding. The Company's Common Stock is traded on the OTC-Bulletin Board under the symbol "KRHC."

Risk Factors
------------

     The securities offered are speculative and involve a high degree of risk. Factors which may affect the Company's business and the securities offered hereby include uncertain financial condition, lack of profitability, possible need for additional capital, dependence on management, substantial debt and the likely adverse effect of this Offering on the market price of the Company's Common Stock. See "Risk Factors."

Use of Proceeds
---------------

     Net proceeds, if any, to the Company from the exercise of outstanding warrants will be used for working capital. See "Use of Proceeds."


                                 RISK FACTORS

     The securities offered in this prospectus are highly speculative and involve a high degree of risk, including among other items the risk factors described below. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in the shares.

              Risk Factors Related to the Business of the Company
              ---------------------------------------------------

Rich Coast has incurred loses in prior operations and may never operate profitably.

     As of October 31, 1999 Rich Coast had an accumulated deficit of $23,520,165. The Company reported net losses of $694,696 for the six months ended October 31, 1999, and incurred net losses of $2,592,496 and $1,373,921 for the fiscal years ended April 30, 1999 and 1998, respectively. There is no assurance that the Company can generate net income, increase revenues or successfully expand its operations in the future.

The loss of current management may make it difficult to operate Rich Coast.

     The Company's prospects for success currently are greatly dependent upon the efforts and active participation of its management team, including its President and Chief Executive Officer, James P. Fagan, and Chairman, Robert Truxell. The Company has an employment contract with Mr. Truxell expiring December 31, 2002, and an employment contract with Mr. Fagan which terminates December 31, 2000. The loss of the services of Messrs. Fagan and Truxell could be expected to have an adverse effect on the Company. The Company does not maintain key person insurance for Messrs. Truxell and Fagan.

Debt service requirements drain cash flow and hinder other financing opportunities.

     The Company's annual debt service requirement is $478,437, of which $370,293 is required for interest and principal payments under the Company's 10% Senior Secured Note due July 10, 2004 (the "10% Senior Note") and $108,144 is required for miscellaneous indebtedness. Under the 10% Senior Note, interest only payments must be made until the $2,000,000 principal amount is repaid. The Company also has outstanding $1,445,500 in 8% Convertible Debentures due June 2003, on which interest accrues until repayment.

     The Company's debt could have important consequences to the holders of Common Stock by restricting the Company's ability to obtain additional financing for working capital, acquisitions or other purposes in the future and by creating the risk that violation of a covenant or other term of the loan agreements could cause the outstanding balance of the loans to become due, putting all of its assets at risk. The Company's ability to make scheduled payments of principal or interest on, or to refinance, the Company's debt will depend on future operating performance and cash flow, which are subject to prevailing economic conditions and financial, competitive and other factors beyond its control. A failure to comply with the loan agreements could result in an event of default which could permit acceleration of the Company's debts. The obligations of the Company under the loan agreement for the 10% Senior Note is secured by a pledge of substantially all of the assets of the Company and its subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under the loan agreement is accelerated, the investor would be entitled to exercise remedies available to secured creditors under applicable law and pursuant to the loan agreement. Accordingly, the holder of the 10% Senior Note will have a prior claim on the assets of the Company and its subsidiaries. The holders of the Debentures also have a security interest (junior to the holders of the 10% Senior Note) in substantially all of the assets of the Company and its subsidiaries. Foreclosure on the assets pledged to secure repayment of debt could reduce the Company's assets to a level at which assets would not be sufficient to make any distribution to shareholders in the event of liquidation.

Rich Coast has numerous outstanding options, warrants and convertible debentures which may adversely affect the price of Rich Coast's common stock.

     The Company has reserved 2,997,813 shares for issuance upon exercise of outstanding options under plans and warrants, and 16,061,111 shares for issuance upon conversion of the Debentures, and has registered 3,466,938 shares for public sale by the holders. Shares are issuable upon exercise of warrants and options at prices as low as $0.125 per Share. The 2,506,938 shares issuable upon conversion of the Debentures would represent 20.2% of the shares outstanding on December 31, 1999. There is no floor on the conversion price of the Debentures since the conversion price will be 75% of the average bid price of the Company's Common Stock for the five trading days immediately preceding the conversion. Any sale into the public market of Shares purchased privately at prices below the current market price could be expected to have a depressive effect on the market price of the Company's Common Stock. See "Description of Securities."

Rich Coast does not expect to pay dividends.

     The Company has not paid dividends since inception on its common stock, and it does not contemplate paying dividends in the foreseeable future on its common stock in order to use all of its earnings, if any, to finance expansion of its operations.

Lack of trading market may make it difficult to sell Rich Coast's common stock.

     The only trading in Rich Coast's common stock is conducted on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock. In addition, the Company's common stock is defined as a "penny stock" by rules adopted by the Commission. In such event, brokers and dealers effecting transactions in the common stock with or for the account of a customer must obtain the written consent of a customer prior to purchasing the common stock, must obtain certain information from the customer and must provide certain disclosures to such customer. These requirements may have the effect of reducing the level of trading in the secondary market, if any, of the common stock and reducing the liquidity of the common stock.

The stock price can be extremely volatile.

     The Company's common stock is traded on the OTC Bulletin Board. There can be no assurance that an active public market will continue for the common stock, or that the market price for the common stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of the Company and its industry and general economic and market conditions. The trading price of the common stock could be subject to wide fluctuations in response to announcements of business developments by the Company or its competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of the common stock.

Issuance of preferred stock may adversely affect the price of Rich Coast's common stock.

     Rich Coast is authorized to issue 10,000,000 shares of preferred stock. The preferred stock may be issued in series from time to time with such designations, rights, preferences and limitations as the board of directors of Rich Coast may determine by resolution. The directors of Rich Coast have no current intention to issue preferred stock. However, the potential exists that preferred stock might be issued which would grant dividend preferences and liquidation preferences over the common stock, diminishing the value of the common stock.

Year 2000 Issues.

     The Company has assessed its year 2000 readiness for its non-information technology systems, and believes that these systems will not be significantly affected by the Year 2000. The Company's business system consists of hand written manifests that truck drivers bring in with each load of incoming waste. Those hand written manifests are used to manually prepare invoices and are then entered in to the Company's computer. The manifest hard copy is filed in accordance with Michigan's Department of Environmental Quality regulations. Outside services are employed for administration of payroll, taxes and insurance. Although the Company has been advised that its computer system will not be affected by Year 2000, the Company's contingency plan provides that if its computer is inoperative, the Company would accumulate manifest copies until an operative computer is available. Then, accumulated manifest would be entered to maintain an easily accessible file and to facilitate future data analyses.

     Although the Company's operations are not dependent on computer software or automated systems that operate with reference to the date, many of the Company's customers are Tier I waste disposal companies that remove waste from large waste generators. If Year 2000 issues would cause a shutdown or delays in operations of the waste generators, who in turn have contracts with the Tier I disposal companies, then the Company would likely experience reduced operations (and revenues) consistent with the slow down in waste delivered to the Company. Because the Company is dependent on the waste generators and, in turn, delivery of the waste by the Tier I disposal companies, a substantial reduction in waste generated would have a material adverse impact on the Company's business, results of operation, and financial condition. The Company has no contingency plans should such a substantial slowdown occur.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from sales of Shares by the Selling Shareholders. The Company may receive cash proceeds from the exercise, if any, of outstanding Warrants. However, certain holders of the Warrants have the option to exercise the Warrants through a cashless exercise program, which would result in no cash proceeds to the Company. As of the date of this Prospectus, based on recent market prices for the Company's Common Stock, management believes that it is unlikely that all of the Warrants will be exercised since the exercise prices of the Warrants are $0.60 per share and $2.50 per share. However, if all of the Warrants were exercised with cash at the exercise prices of $0.60 and $2.50 per share, then proceeds of the Offering to the Company would total an aggregate of $690,000 in cash. After deduction of expenses of this Offering payable by the Company, estimated to total $40,000, net cash proceeds are estimated to total $650,000. Any net proceeds to the Company from the exercise of outstanding warrants will be used for working capital.

                             SELLING SHAREHOLDERS

     The following table sets forth information known to the Company regarding the beneficial ownership of Shares of the Company's Common Stock as adjusted to reflect the sale of the shares offered hereby by each Selling Shareholder. The information set forth below is based upon information concerning beneficial ownership provided to the Company by each Selling Shareholder. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                 Number of Shares           Number of
                                  Owned Prior to              Shares                 Number of Shares Owned
         Name                    Offering/(1)(2)/       Offered Hereby/(1//)/        After Offering/(1)(3)/
   ---------------               ----------------       ---------------------        ----------------------
Alan Moore                            925,000                900,000/(4)/                    25,000
Canadian Advantage Limited            333,854                333,854                            0
Partnership
Sovereign Partners, LP                835,935                835,935                            0
Dominion Capital Fund Ltd.          1,337,149              1,337,149                            0
Domain Investments Ltd.                60,000                 60,000                            0
Frippoma S.A.                       2,550,000              2,550,000                            0
S.B. Fletcher Consulting, Inc.        300,000                300,000/(5)/                       0
Strauss Holding Limited               450,000                450,000                            0

_________________

/(1)/ The number of Shares underlying the Warrants or Debentures are those Shares registered for sale upon exercise or conversion of the Warrants or Debentures held by Selling Shareholders. The number of shares of Common Stock indicated to be issuable in connection with conversion of the Debentures and offered for resale hereby is an estimate determined in accordance with a formula based on the market prices of the Common Stock, as described in this Prospectus, and is subject to adjustment and could be materially less or more than such estimated amount depending upon the market price of the Common Stock at the time the Debentures are converted.

/(2)/ Assumes that the Warrants are exercised and the Debentures are converted and all Shares are sold by the Selling Shareholders.

/(3)/ Beneficial ownership is calculated in accordance with Rule 13d-3 (d) of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3 (d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person of the class, but not deemed outstanding for the purpose of calculating the percentage owned of the class by any other person.

/(4)/ Includes Shares subject to a lock-up agreement with the holders of the Debentures whereby Mr. Moore has agreed that without prior consent he will not sell any Shares for six months from the registration statement registering these shares for resale.

/(5)/ Includes Shares subject to a bleed out agreement with the Company whereby
      S.B. Fletcher will limit its weekly sales based on the bid price of the common stock.


Relationships and Transactions with Certain Selling Shareholders
----------------------------------------------------------------

     Domain Investments Ltd. acted as placement agent for the Company in connection with issuance of the Debentures and pursuant to which Domain received warrants to purchase 60,000 Shares of Common Stock, which Shares are registered
hereby.   S.B. Fletcher Consulting, Inc. acted as a consultant for the Company over the last year and received its 300,000 shares offered hereby as compensation for consulting services. Except as described above, none of the Selling Shareholders has had any position, office or other material relationship with the Company during the past three years.


                             PLAN OF DISTRIBUTION

Sale of Securities by Selling Shareholders
------------------------------------------

     The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have not made any agreements or arrangements with any underwriters, brokers or dealers regarding the resale of the Shares. The Company has been advised by the Selling Shareholders that the Shares may at any time or from time to time be offered for sale either directly by the Selling Shareholders or by their transferees or other successors in interest. Such sales may be made in the over-the-counter market or in privately negotiated transactions.

     The Selling Shareholders have exercised their right to require the Company to register the Shares which the Selling Shareholders purchased from the Company in private transactions. The Selling Shareholders were granted certain registration rights pursuant to which the Company has agreed to maintain a current registration statement to permit public sale of the Shares for a period of at least nine months from the date of this Prospectus or until the Shares have been sold, whichever first occurs. The Company will pay all of the expenses incident to the offering and sale of the Shares to the public by the Selling Shareholders other than commissions and discounts of underwriters, dealers or agents, if any. Expenses to be paid by the Company include legal and accounting fees in connection with the preparation of the Registration Statement of which this Prospectus is a part, legal fees in connection with the qualification of the sale of the Shares under the laws of certain states, registration and filing fees, printing expenses, and other expenses. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. However, the Company will receive the exercise price of the Warrants if and when the Warrants are exercised, unless the cashless exercise feature is used by the Selling Shareholders.

     The Company anticipates that the Selling Shareholders from time to time will offer the Shares through: (i) dealers or agents or in ordinary brokerage transactions; (ii) direct sales to purchasers or sales effected through an agent; (iii) privately negotiated transactions; or (iv) combinations of any such methods. The Shares would be sold at market prices prevailing at the time of sale or at negotiated prices. Dealers and brokers involved in the offer and sale of the Shares may receive compensation in the form of discounts and commissions. Such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of Shares for whom such underwriters, dealers or agents may act. The Selling Shareholders and any dealers or agents which participate in the distribution of the Shares may be deemed to be "underwriters" as defined in the 1933 Act and any profit on the sale of the Shares and any discounts, commissions or concessions received by any dealers or agents might be deemed by the NASD to constitute underwriting compensation.

     If the Company is notified by the Selling Shareholders that any material arrangement has been entered into with an underwriter for the sale of Shares, a supplemental prospectus will be filed to disclose such of the following information as the Company believes appropriate: (i) the name of the participating underwriter; (ii) the number of Shares involved; (iii) the price at which such Shares are sold; (iv) the commissions paid or discounts or concessions allowed to such underwriter; and (v) other facts material to the transaction.

     Sales of Shares on the OTC Bulletin Board may be by means of one or more of the following: (i) a block trade in which a broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

     The Company is unable to predict the effect which sales of the Shares by the Selling Shareholders might have upon the market price of the Company's Common Stock or the Company's ability to raise further capital. See "Risk Factors."

Private Sale of Common Stock by the Company
-------------------------------------------

     The Company will issue Shares of "restricted" Common Stock to the Selling Shareholders upon their exercise of the outstanding Warrants or conversion of Debentures which they received from the Company in private transactions. The Company anticipates that Shares issued upon exercise of the Warrants or conversion of the Debentures will be sold by the Selling Shareholders as described above.

Indemnification
---------------

     The Company's Articles of Incorporation provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company's best interest with respect to actions taken in the person's official capacity; (iii) were reasonably believed not to be opposed to the Company's best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

     A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

     In connection with this Offering the Company and the Selling Shareholders have agreed to indemnify each other against certain civil liabilities, including liabilities under the 1933 Act. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.


                               LEGAL PROCEEDINGS

     Neither the Company nor any of its officers and directors is currently a party to any material legal proceeding.

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends or distributions on its Common Stock. The Company anticipates that for the foreseeable future all earnings will be retained for use in the Company's business and no cash dividends will be paid to stockholders. Any payment of cash dividends in the future on the Common Stock will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.


                                  MANAGEMENT

     Executive officers of the Company are elected by the Board of Directors, and serve for a term of one year and until their successors have been elected and qualified or until their earlier resignation or removal by the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

     The following table sets forth names and ages of all executive officers and directors of the Company:

Name, Age and
Municipality Residence    Office                          Principal Occupation
----------------------    ------                          --------------------
Robert W. Truxell         Chairman of the Board and       Chairman and Chief Executive Officer of
Bloomfield Hills, MI      Director since January 1996;    Integrated Waste Systems, 1992-1995;
Age:     75               Secretary since December 1997   President of Microcel, Inc., 1990-1992;
                                                          Vice-President of General Dynamics,
                                                          1983-1990

James P. Fagan            President and Director since    President and Chief Operating Officer
Dearborn, Michigan        January 1996; Chief             of Waste Reduction Systems 1992-1995;
Age:      49              Executive  Officer since        Vice-President of  The Powers Fagan
                          January 1997                    Group, Inc. 1990-1996

George P. Nassos          Director since August 1997      Director of environmental management
Glenview, IL                                              program and adjunct professor for
Age:     60                                               Stuart School of Business; 1996 -
                                                          present - President - Fiber Energy,
                                                          Inc., an environmental consulting
                                                          company; 1992-1995, Director of Fiber
                                                          Fuels division for Cemtech LP;
                                                          1981-1992 employed by Chemical Waste
                                                          Management, Inc.

Michael M. Grujicich      Chief Financial Officer and     Director Sales Canada - WRS 1993-1996,
Dearborn, MI              Treasurer since August 1996     Director MRPII, General Dynamics Land
Age:     54                                               Systems Division 1983-1993, Divisional
                                                          Controller - Rockwell International
                                                          1981-1983

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     To the knowledge of the Management of the Company the following tables set forth the beneficial ownership of the Company's Common Stock as of December 17, 1999 by each Director and each Executive Officer named in the Summary Compensation Table, and by all Directors and Executive Officers as a group.

Name of Beneficial Owner/name of
 Director/Identity of Group         Shares Beneficially Owned  Percent of Class
 --------------------------         -------------------------  ----------------

Robert W. Truxell                          1,367,013/(1)/           12.5%
Chairman/Director

James P. Fagan                             1,405,398/(2)/           12.5%
President/CEO/Director

George P. Nassos                             148,513/(3)/            2.0%
Director

Michael Grujicich,                                 0                   0
Treasurer

All directors and executive                2,970,924/(4)/           23.9%
officers as a group (four persons)

__________________

(1) Includes: (i) 345,800 shares held jointly; (ii) currently exercisable options and warrants to purchase 50,000 shares at $0.125 per share; (iii) currently exercisable options to purchase 505,662 shares at $0.125 per share; (iv) currently exercisable options to purchase 125,000 common shares at $0.125 per share; and (v) an option to acquire 12.5% (inclusive of current holdings) of the fully diluted ownership of the Company, exercisable at $0.30 per share.

(2) Includes: (i) 77,100 shares held by James P. Fagan; (ii) currently exercisable options and warrants to purchase 70,386 shares at $0.125 per share; (iii) 125,000 shares at $0.125 per share; and (iv) 360,841 shares at $0.125 per share; and (v) an option to acquire 12.5% (inclusive of current holdings) of the fully diluted ownership of the Company, exercisable at $0.30 per share.

(3) Includes currently exercisable options to purchase 100,000 shares at $0.125 per share.

(4)  Includes securities reflected in footnotes 1-3.

     To the knowledge of the Directors and Senior Officers of the Company, as of December 1, 1999, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to all outstanding shares of the Company, other than:


   Name and Address of              Amount and Nature of
     Beneficial Owner               Beneficial Ownership     Percent of Class
     ----------------               --------------------     ----------------

Robert W. and Linda C. Truxell          1,367,013/(1)/             12.5%
10200 Ford Road
Dearborn, MI 48126

James P. Fagan                          1,405,398/(2)/             12.5%
4415 Comanche
Okemos, MI 48864

Alan Moore                                925,000/(3)/              8.6%
9441 LBJ Freeway
Suite 500
Dallas, TX 75243

______________

(1) Includes: (i) 345,800 shares held jointly; (ii) currently exercisable options and warrants to purchase 50,000 shares at $0.125 per share; (iii) currently exercisable options to purchase 505,662 shares at $0.125 per share; (iv) currently exercisable options to purchase 125,000 common shares at $1.00 per share; and (v) an option to acquire 12.5% (inclusive of current holdings) of the fully diluted ownership of the Company, exercisable at $0.30 per share.

(2) Includes: (i) 77,100 shares held by James P. Fagan; (ii) currently exercisable options and warrants to purchase 70,386 shares at $0.125 per share; (iii) 125,000 shares at $0.125 per share; and (iv) 360,841 shares at $0.125 per share; and (v) an option to acquire 12.5% (inclusive of current holdings) of the fully diluted ownership of the Company, exercisable at $0.30 per share.

(3) Includes currently exercisable warrants to purchase 900,000 shares at $0.60 per share on or before January 10, 2006.


     All percentages in this section were calculated on the basis of outstanding securities plus securities deemed outstanding pursuant to Rule 13-d-3(d)(1) under the United States Securities Act of 1934.

     Other than: (i) the possible conversion into the Company's Common Stock of the remaining $1,445,500 principal amount of convertible debentures issued by the Company in June 1998; and (ii) the option held by Messrs. Truxell and Fagan to acquire 12.5% each (inclusive of current holdings) of the fully diluted ownership of the Company, there are no arrangements or agreements which could in the future result in a change of control of the Company.

                           DESCRIPTION OF SECURITIES

     The following summary description of the Company's securities is not complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws.

     The authorized capital stock of the Company consists of 100,000,000 shares of $.001 par value common stock (previously defined as "Common Stock") and 10,000,000 shares of $0.001 par value preferred stock ("Preferred Stock"), which the Company may issue in one or more series as determined by the Board of Directors. As of December 31, 1999 there were 9,914,889 shares of Common Stock issued and outstanding that are held of record by 1346 shareholders.

Common Stock

     Each holder of record of shares of the Company's Common Stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. Cumulative voting in the election of directors is not authorized by the Articles of Incorporation.

     Holders of outstanding shares of Common Stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive ratably the net assets of the Company available to the shareholders. Holders of outstanding Common Stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares of Common Stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of Common Stock of the Company may be issued in the future, the relative interests of the then existing shareholders may be diluted.

Preferred Stock

     The Company's Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of the authorized but unissued shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as may be provided by the Board of Directors with regard to such particular series. Any series of Preferred Stock may possess voting, dividend, liquidation and redemption rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of a new series of Preferred Stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring the outstanding shares of Common Stock of the Company and make removal of the Board of Directors more difficult. No shares of Preferred Stock are currently issued and outstanding, and the Company has no present plans to issue any shares of Preferred Stock.

Dividends

     See the discussion under the heading "Dividend Policy" above in this prospectus.

Anti-Takeover Provisions

     The Company's Articles of Incorporation and Bylaws (the "Incorporation Documents") contain provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, the Company. The Board of Directors of the Company is authorized, without action of its shareholders, to issue authorized but unissued Common Stock and Preferred Stock. The existence of undesignated Preferred Stock and authorized but unissued Common Stock enables the Company to discourage or to make it more difficult to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.


                        SEC POSITION ON INDEMNIFICATION

     Pursuant to the provisions of the Nevada General Corporation Law, the Company has adopted provisions in its Articles of Incorporation which provide that directors of the Company shall not be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or (ii) the payment of distributions in violation of Nevada Revised Statutes 78.300.

     The Company's Articles of Incorporation state that the Company shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director, officer, employee or agent of the Company or, while serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise. The Company also shall indemnify any person who is serving or has served the Company as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1999 the Company, Robert Truxell and James Fagan entered into an agreement regarding compensation with the holders of the Debentures and Millennium Financial Group, Inc. whereby, among other things, Messrs. Truxell and Fagan agreed to substantially reduced salaries for a period of time and each was granted an option to acquire 12.5% (inclusive of his current holdings) of the fully diluted ownership of the Company, exercisable at $0.30 per share.
This option was approved by the Company's then Board of Directors in April 1999, and again in November 1999.


                            DESCRIPTION OF BUSINESS


General Development of Business
-------------------------------

     Rich Coast Inc. (the "Company" and/or "Rich Coast") is a non-hazardous waste treatment and disposal facility. Its primary operations have been receiving recyclable liquid waste transported to Rich Coast by trucking companies, and separating the waste into liquid waste streams and pumpable waste streams containing a mixture of liquids and solids. Rich Coast's executive office is located at 10200 Ford Road, Dearborn, MI. 48126. All of Rich Coast's operations are located in Dearborn, Michigan at 10200 Ford Road and 6011 Wyoming Avenue.

     The Company was initially incorporated in the Province of British Columbia and through 1996 operated under the name of Rich Coast Resources Ltd. In February 1997 the Company was reincorporated in Delaware under the name Rich Coast Inc. Effective July 14, 1998 the Company reincorporated in the State of Nevada (from Delaware).

     The Company's principal operations are conducted through its wholly owned subsidiary, Rich Coast Resources, Inc. ("RCRI"), a Michigan corporation.

     On January 16, 1996, the Company acquired a new plant and processing facility located in Dearborn, Michigan from Mobil Oil Corporation (the "Wyoming Terminal Facility"). As part of this acquisition the Company acquired more than nine million gallons of tank capacity which, when combined with the increased processing capacity, management hoped would allow the Company to pursue much larger contracts. The company also acquired a 17-mile product pipeline from the facility to the Detroit River. To fund the acquisition the Company completed a $2.0 million senior secured debt financing with a private investor. The five-year financing bears interest at 10%, may be prepaid at any time without penalty, and is secured by the Wyoming Terminal Facility.

     The Company placed its Ford facility on the market in 1998, and the property was under contract from late 1998 to mid-1999. However, the buyer was unable to obtain financing. A new sales contract with de Monte Fabricators, Ltd. was signed September 9, 1999, but closing is contingent on the buyer obtaining a Baseline Environmental Assessment. The buyer has 180 days from September 9/th/ to obtain the assessment. Upon closing of the sale, all Dearborn operations will be consolidated at the Company's Wyoming Avenue terminal site and will allow significant savings to be realized.

     Rich Coast operates a 250 gallon per minute chemically enhanced air sparged hydrocyclone system at the Wyoming Road facility. This system separates liquid waste streams and pumpable waste streams containing a mixture of liquids and solids. This production system has also been used to demonstrate waste processing to prospective customers. Demonstrations have been highly successful in separation and recovery of wastes discharged by slaughterhouse operations and by the paper/pulp industry. On-customer-site installations have occurred for both industries. Rich Coast revised its business strategy in mid 1999 to concentrate on installation of proprietary Rich Coast waste treatment systems at slaughterhouse and pulp-paper company locations. A production installation has been completed and successfully tested at Murco, Inc., a slaughterhouse operation in Plainwell, Michigan that is owned by Packerland Packing, Green Bay, Wisconsin. Full-scale production started in early October.

     A pulp-paper demonstration has also been completed successfully with the result that an engineering contract for a production system has been received and fulfilled. A production contract is now being negotiated for the pulp-paper plant which includes a substantial down payment to expedite installation and operation of an over 500,000 gallon per day system by calendar year end.

     The foregoing two successful and unique waste treatment systems in two very environmentally troubled industries are expected to develop a large backlog of business for Rich Coast in the near term. Results are expected to be very profitable for both the customer and Rich Coast. More significantly to the future of Rich Coast, the Company can go worldwide with installations without having to depend on trucking companies and brokers to bring business into the Company's facility.

Ford Road Facility
------------------

     The total site area at the Ford Road location comprises approximately 3.5 acres and includes a 23,000 square foot steel and brick building in which the treatment plant is located. The site has ample parking and room for tanker trucks to maneuver. WRS entered into 7 year land contract in 1993 for the building at a rate of $4,754 per month and a renewable 7 year lease which will cause the land to be titled to WRS for $1.00, either after satisfactory clean-up by others or after 91 years. Non-hazardous wastes in the form of sludges, oil wastes, drum and pallet loads, waste waters and leachates are treated at Ford Road for disposal to the Detroit sewage system, the Browning-Ferris Industries landfill at Arbor Hills, Michigan or as a recycled oil product. Capacity at the Ford Road site presently is limited due to incoming truck traffic. In the future, oily wastes will be diverted to the Wyoming Terminal Facility, as will be much of the waste and leachate.

Rich Coast Inc. Pipeline
------------------------

     The 17-mile long pipeline from Rich Coast's Wyoming Avenue site to Mobil's Woodhaven Terminal Facility was purchased knowing that some repairs probably would be required. Before the pipeline would be repaired and utilized, the Company would require a long term contract with several large volume users to justify the expense and to justify barge shipments throughout the Great Lakes Region and the St. Lawrence Seaway.

Wyoming Terminal Facility
-------------------------

     When the Wyoming Terminal Facility came on the market, Rich Coast was faced with an unprecedented opportunity but without adequate funding to acquire and facilitate the property. Realizing that to replicate the Wyoming Terminal facility at a later date would be prohibitively expensive and time consuming, Rich Coast borrowed $2,000,000 and acquired Mobil's 17 acres in the heart of the automobile industry. This acreage included 12 storage tanks, six tanker truck loading and unloading racks which connect to all tanks, a one million gallon per day sewer permit, a supportive community which allows industrial zoning and expansion permits plus the pipeline to the Detroit River which gives Rich Coast the opportunity to service the entire east coast of the United States.

     Rich Coast's 17 acre Wyoming Avenue site has had 58 borings analyzed by the State of Michigan and has received a "covenant not to be sued" by the State of Michigan. This environmental status is extremely attractive to all major automotive industry suppliers in the area, inasmuch as they avoid liability for any pollution that existed at the time borings were made.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following information should be read in conjunction with unaudited consolidated financial statements included herein which are prepared in accordance with generally accepted accounting principles ("GAAP") in the United States for interim financial information.

Results of Operation
--------------------

Six Months Ended October 31, 1999 Compared to Six Months Ended October 31, 1998

     Revenues for the six month period ended October 31, 1999 increased $178,992, or 16%, from $1,319,020 to $1,140,028 for the six month period ended October 31, 1998. The increase resulted from slightly increased prices and diversion of business from the area's largest waste disposal company which was shut down in October 1999 for violation of environmental regulations. That shut down was still in effect as of December 1, 1999. Rich Coast expects to retain a substantial portion of the diverted business. Rich Coast's owned and operated waste treatment system installed at Murco, Inc., a slaughterhouse operation in Plainwell, Michigan that is owned by Packerland Packing, operated successfully when placed in the production process in early October 1999. This Rich Coast system was temporarily shut down later in the month to improve its efficiency by modifying some upstream waste treatment systems owned by Murco. Modifications will be paid for by Murco and are expected to be completed to allow the Rich Coast system to resume operation by Spring 2000. Rich Coast continues to refocus its business on installation of proprietary Rich Cost waste treatment systems at slaughterhouse and pulp-paper company locations and away from processing at Rich Coast facilities.

     A pulp-paper demonstration has also been completed successfully with the result that an engineering contract for a production system has been received and fulfilled. Rich Coast is still negotiating a production contract for the pulp-paper plant.

     On September 9, 1999 Rich Coast entered into a new contract with DeMonte Fabricators, Ltd. for the purchase of its Ford Road facility. The contract states a purchase price of $450,000 and is contingent on the purchaser obtaining a Baseline Environmental Assessment by March 5, 2000. The Ford Road operations will continue at its current pace until closing on the property, at which time all operations will be transferred to the Wyoming Road facility.

     Cost of sales decreased $24,030, or 4%, from $627,921 during the six month period ended October 31, 1998 to $603,891 for the six month period ended October 31, 1999. This decrease is due to reduced landfill and transportation costs. The changes in sales and cost of sales resulted in an increase in gross profit of $203,022, or 40%, from $512,107 for the six months ended October 31, 1998 to $715,129 for the corresponding period in 1999. Gross profit as a percent of sales increased from 45% in 1998 to 54% in 1999.

     Interest expense consists of the amortization of beneficial conversion features of convertible debt instruments and other interest. The beneficial conversion features relate to the 10% convertible promissory notes (converted to common stock during the year ended April 30, 1999) and the 8% convertible debentures ($1,445,500 outstanding principal at October 31, 1999) and were fully amortized to interest expense during the year ended April 30, 1999. Therefore, the amount of interest expense-beneficial conversion feature decreased from $655,307 for the six month period ended October 31, 1998 to $0 for the six month period ended October 31, 1999. Other interest expense decreased $56,715, or 30%, from $193,304 in 1998 to $136,589 in 1999. This decrease was due to interest paid on convertible debt ($697,000 principal outstanding) during the six month period ended October 31, 1998. These debentures converted to common stock in December 1998, so no similar interest expense was necessary in 1999.

     Salaries and wages increased $55,336, or 12%, from $471,251 during the six months ended October 31, 1998 to $526,587 during the six months ended October 31, 1999. This increase was due to a larger number of employees.

     During the six months ended October 31, 1999, the Company incurred $150,000 of expense from the settlement of separate lawsuits involving Mobil Oil Corp. and Comer Holdings, Ltd.

     Consulting and financing fees decreased from $128,815, or 78%, from $164,228 during the six months ended October 31, 1998 to $35,413 during the six months ended October 31, 1999. This decrease was due to replacement of consultants with salaried employees.

     Audit, accounting and legal expenses decreased $49,792, or 43%, from $114,523 during the six months ended October 31, 1998 to $64,731 during the six months ended October 31, 1999. This decrease was due to reduced legal expenses.

     Travel expenses decreased $58,598, or 64%, from $91,537 during the six months ended October 31, 1998 to $32,939 during the six months ended October 31, 1999. This decrease was due to a stringent cost reduction production.

     During the six months ended October 31, 1999, the Company incurred $16,905 of pipeline relocation cost due to the pipeline's interference with a county project.

     Property taxes increased $34,577, or 57%, from $61,100 during the six months ended October 31, 1998 to $95,677 during the six months ended October 31, 1999. This increase was due to a one time settlement of property tax penalty and interest charges.

     Advertising and shareholder relations expenses decreased $95,609, or 98%, from $97,147 during the six months ended October 31, 1998 to $1,538 during the six months ended October 31, 1999. This decrease was due to termination of contracts with new business developments and a corresponding decrease in warrant expenses.

     Depreciation expense increased $75,690, or 55%, from $137,465 during the six months ended October 31, 1998 to $213,155 during the six months ended October 31, 1999. This decrease was due to purchase and installation of a new aeration waste treatment system at the Company's Wyoming Avenue terminal facility.

     During the six months ended October 31, 1998, the Company recognized a gain of $89,343 related to the final insurance settlement of the Company's December 15, 1997 fire damage and a gain of $285,588 of accrued oil and waste treatment cost reversal related to savings from an improved waste oil treatment process.

     Net loss for the six months ended October 31, 1999 was $864,435 compared to a net loss of $1,269,541 for the six months ended October 31, 1998, a decrease of $405,106, or 32%. Loss per share decreased $0.13, or 48%, from $0.27 per share for the six month period ended October 31, 1998 to $0.14 per share for the same period in 1999. Loss per share was also impacted by an increase in the weighted average number of shares of 1,545,370 shares arising from 250,000 shares issued in the settlement of a lawsuit and 298,571 shares issued upon conversion of debt to equity.

Results of Operation
--------------------

Fiscal Year Ended April 30, 1999 Compared to Fiscal Year Ended April 30, 1998

     Sales decreased $279,631 or 11%, from $2,547,083 to $2,267,452 for the fiscal years ended April 30, 1998 and 1999, respectively. This decrease is due in part to customers trending away from small waste treatment, storage and disposal facilities such as the two facilities owned and operated by Rich Coast, Inc.

     Cost of Sales increased $297,810 or 28%, from $1,080,557 to $1,378,367 for the fiscal years ended April 30, 1998 and 1999, respectively. When Cost of Sales of $1,378,367 from the latest fiscal year is combined with Accrued Oil and Waste Treatment Cost Reversal of $285,588, the result is a modest 1% increase over Cost of Sales from the previous fiscal year.

     Audit, Accounting and Legal increased $133,740 or 102%, from $130,626 to $264,366 for the fiscal years ended April 30, 1998 and 1999, respectively. This change is mostly due to an increase in time spent on lawsuits filed against the company and amendments made to the company's financial documents.

     Consulting and Management Fees increased $47,730 or 31% from $152,223 to $199,953 for the fiscal years ended April 30, 1998 and 1999, respectively. When Consulting and Management Fees of $199,953 from the latest fiscal year are combined with Advertising, Shareholder Relations and Listing and Filing Fees of $120,905, $2,692, and $0, respectively. The result is a modest 3% decrease over the same combination from the previous fiscal year.

     Equipment and Storage Leases decreased $37,949 or 45%, from $83,820 to $45,871 for the fiscal years ended April 30, 1998 and 1999, respectively. This change is mostly due to the company's termination of its offsite tank storage agreement with Usher Oil Company.

     Bad Debts increased $36,426 or 435%, from $8,375 to $44,801 for the fiscal years ended April 30, 1998 and 1999, respectively. This increase is due to a change in the accounting estimate used for bad debts.

     Depreciation increased $62,263 or 24%, from $256,398 to $318,661 for the fiscal years ended April 30, 1998 and 1999, respectively. This change is mostly due to the additions of computer, transportation and waste processing equipment.

     Amortization of Deferred Financing Costs increased $59,593 or 338%, from $17,646 to $77,239 for the fiscal years ended April 30, 1998 and 1999, respectively. This increase is mostly due to the conversion of the earliest convertible debenture ($697,000) and the addition of the latest convertible debenture ($1,500,000) during the fiscal year ended April 30, 1999.

Analysis of Financial Condition
-------------------------------

     During 1998 and 1999, the Company has required significant capital resources to finance:

     a.   operating cash needs and working capital; and

     b.   the purchase of property and equipment.

     During the year ended April 30, 1999 cash used in operating activities was approximately $995,000. Cash used for the purchase of property and equipment was approximately $380,000 during the year ended April 30, 1999.

     These cash needs have been financed primarily through long-term debt and equity transactions. During the year ended April 30, 1999, 8% convertible debentures in the amount of $1,500,000 were issued and cash of approximately $209,000 was received upon the exercise of stock options.

     The Company's business focus continues its shift toward waste treatment operations at the waste generator's plant. The Company believes this transition will occur over the next two years and will require some capital expenditures for investment in new equipment. Investments will be minimized by leasing. However, modified standard equipment and used equipment must be purchased. The Company will rely on additional private equity financing to purchase special filter presses, centrifuges and media filtration systems.

     Until the transition in business is completed, the Company expects to continue to incur net losses and to require financing of operating cash needs. In order to finance cash needs for operations and capital expenditures, the Company will rely on equity financing. In addition to the Company's reliance on additional equity financing, the Company's sale of its Ford Road facility will generate a $300,000 positive cash flow after clean-up and repairs required as part of the sales agreement. This amount, along with additional equity financing, is expected to offset losses until profitability is attained.

Recent Accounting Pronouncements
--------------------------------

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 131, Accounting for Derivative Instruments and Hedging Activities. This statement, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. Currently, the Company does not have any derivative financial instruments and does not participate in hedging activities. Therefore, management believes SFAS No. 131 will not impact its financial position or results of operations.


                            DESCRIPTION OF PROPERTY

Ford Road Facility
------------------

     The total site area at the Ford Road location comprises approximately 3.5 acres and includes a 23,000 square foot steel and brick building in which the treatment plant is located. The site has ample parking and room for tanker trucks to maneuver. WRS entered into a 7 year land contract in 1993 for the building at a rate of $4,754 per month and a renewable 7 year lease which will cause the land to be titled to WRS for $1.00, either after satisfactory clean-up by others or after 91 years. This property is subject to a security interest granted to the holders of the 8% Convertible Debentures.

Rich Coast, Inc. Pipeline
-------------------------

     The 17 mile long pipeline from Rich Coast's Wyoming Avenue site to the Wyoming Terminal Facility was purchased from Mobil knowing that some repairs probably would be required. The pipeline is currently not operational. The Company cannot utilize the pipeline until it is repaired. Once repaired, the pipeline and terminalling facility would not be used unless and until sufficient oil processing and customers are in place to justify the year round costs. This property is subject to a security interest granted to the holders of the 8% Convertible Debentures.

Wyoming Terminal Facility
-------------------------

     Rich Coast borrowed $2,000,000 and acquired Mobil's 17 acres in the heart of the automobile industry. This acreage includes 12 storage buildings, six tanker truck loading and unloading racks which connect to all tanks, a one million gallon per day sewer permit, a supportive community which allows industrial zoning and expansion permits plus the 17 mile long pipeline to the Detroit River. The facility is encumbered as security for the $2,000,000 used to purchase the property, and a second security interest granted to the holders of the 8% Convertible Debentures issued in June 1998.

                    MARKET FOR THE REGISTRANT'S COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

Market Information
------------------

     The Common Stock of the Company is listed on the OTC Bulletin Board under the trading symbol "KRHC." The following table sets forth the high and low bid prices of the Company's Common Stock during the periods indicated. All amounts reflect prices adjusted for the one-for-four reverse split which was effective June 19, 1998.

OTC MARKET

                Calendar                              High Bid Price               Low Bid Price
                --------                              --------------               -------------
1999            July 1- October 31                 $       0.33                    $     0.09
                April 1-June 30                            0.50                          0.21
                January 1-March 31                         1.50                          0.37

1998            October 1-December 31                      2.00                          0.62
                July 1-September 30                        1.85                          0.50
                April 1-June 30                            4.12                          1.25
                January 1-March 31                         4.12                          1.37

1997            October 1-December 31                      2.00                          0.75
                July 1-September 30                        1.37                          0.75
                April 1-June 30                            1.37                          0.81
                January 1-March 31                         2.00                          0.81

_______________

     The closing bid price of the OTC Common Stock on December 17, 1999, was $0.125/share.

Holders
-------

     As of December 31, 1999, there were approximately 1,346 holders of the Company's Common Stock, and the number of shares issued and outstanding was 9,914,889.

Dividends
---------

     During the two most recent fiscal years, the Company has not declared or paid any cash or other dividends on its Common Stock. The Company does not expect to pay any dividends in the near future. The Company is prohibited from paying dividends on its Common Stock while certain long-term indebtedness remains outstanding.

                             EXECUTIVE COMPENSATION

Compensation and other Benefits of Executive Officers
-----------------------------------------------------

     The following table sets out the compensation received for the fiscal years end April 30, 1997, 1998, and 1999 in respect to each of the individuals who were the Company's chief executive officer at any time during the last fiscal year and the Company's four most highly compensated executive officers whose total salary and bonus exceeded $100,000 (the "Named Executive Officers").

                                                        SUMMARY COMPENSATION TABLE

              FISCAL YEAR COMPENSATION                            LONG TERM COMPENSATION

                                                           Awards                          Payouts
                                                           ------                          -------

                                                                               Restricted
                                                                                 Shares
                                                            Securities/(1)/        or                All other
     Name and                                Other Annual       under          Restricted    LTIP     Compen-
    Principal              Salary    Bonus     Compen-       Option/SARs         Share      Payouts    sation
     Position     Year      ($)       ($)       sation          Granted          Units        ($)       ($)
     --------     ----      ---       ---       ------          -------          -----        ---       ---
     Robert W.    1999    114,233      0          0             755,662            0           0         0
     Truxell/     1998    117,851      0          0                   0            0           0         0
     Chairman     1997    113,458      0          0                   0            0           0         0

     James P.     1999    230,000      0          0             556,227            0           0         0
      Fagan       1998    144,316      0          0                   0            0           0         0
     CEO and      1997    124,382      0          0                   0            0           0         0
     President

________________________
/(1)/ All share amounts have been adjusted to reflect the reverse split effective June 19, 1998.

Agreements with Management
--------------------------

     On October 31, 1995 the Company entered into an Employment Contract with Robert W. Truxell pursuant to which he is compensated for serving as the Company's Chief Executive Officer and Chairman of the Board of Directors commencing in January 1996. Under the contract, Mr. Truxell received a salary of $150,000 per year until January 1, 1997 at which time he resigned as Chief Executive Officer but agreed to continue as Chairman of the Board at a salary of $125,000 per year for an additional five years.

     On October 31, 1995 the Company entered into an Employment Contract with James P. Fagan pursuant to which he was compensated for serving as the Company's President and Chief Operating Officer commencing in January 1996. Under the contract, Mr. Fagan received a salary of $125,000 per year until January 1, 1997 at which time he became the Company's President and Chief Executive Officer at a salary of $150,000 per year.

Option/Stock Appreciation Rights ("SAR") Grants during the most recently
------------------------------------------------------------------------
completed Fiscal Year
---------------------

     The following table sets out the stock options granted by the Company during the previous fiscal year to the Named Executive Officers of the Company. The following amounts include options that were granted prior to the previous fiscal year but were repriced during that year.

                      OPTION/SAR GRANTS IN PREVIOUS YEAR
                               INDIVIDUAL GAINS

                          Number of      % of Total
                         Securities     Options/SARs
                         Underlying      Granted to
                        Options/SARs    Employees in     Exercise or Base   Market Price on
Name                     Granted (#)    Fiscal Year        Price ($/Sh)      Date of Grant    Expiration Date
----                    ------------    -----------        ------------      -------------    ---------------
Robert W. Truxell          258,087        16.45%              $0.80              $1.00            07/30/07
Robert W. Truxell          140,775         8.97%                .80               1.00            07/30/02
Robert W. Truxell          100,000         6.37%               1.00               1.25            01/15/06
Robert W. Truxell           25,000         1.59%               1.00               1.25            05/09/06
Robert W. Truxell           48,675         3.10%                .80               1.00            07/20/07
Robert W. Truxell           50,000         3.19%                .72                .90            07/30/07
Robert W. Truxell           58,125         3.70%                .80               1.00            07/20/07
Robert W. Truxell           75,000         4.78%                .72                .90            09/08/07

James P. Fagan             129,041         8.22%               1.00               1.00            07/30/07
James P. Fagan              70,386         4.48%                .80               1.00            07/30/02
James P. Fagan             100,000         6.37%               1.00               1.00            01/15/06
James P. Fagan              25,000         1.59%               1.00               1.00            05/09/06
James P. Fagan              58,125         3.70%               1.00               1.00            07/20/97
James P. Fagan             125,000         7.96%                .88                .88            09/08/07
James P. Fagan              48,675         3.10%               1.00               1.00            07/20/07

____________________

     No stock shares or options were granted to the foregoing named executives during this fiscal year ended 4/30/99.

Aggregated Option/SAR Exercised in Last Financial Year and Fiscal Year-End
--------------------------------------------------------------------------
Option/SAR Values
-----------------

     The following table sets out all Option/SAR exercised by the Named Executive Officers during the most recently completed fiscal year and the Option/SAR values for such persons as of the end of the most recently completed fiscal year.

Aggregated Option/SAR Exercised in Last Fiscal Year and FY-End Option/SAR Values

                                                                    Number of
                                                                    Securities
                                                                    Underlying           Value of
                                                                    Unexercised         Unexercised
                                                                  Options/SARs at     Options/SARs at
                                                                     FY-End (#)          FY-End ($)

                     Shares Acquired on                              Exercisable/        Exercisable/
Name                    Exercise (#)       Value Realized ($)       Unexercisable        Unexercisable
----                    ------------       ------------------       -------------        -------------
Robert W. Truxell           -0-                  -0-                680,662                 $51,050
                                                                    all exercisable

James P. Fagan              -0-                  -0-                556,227                 $41,717
                                                                    all exercisable

_____________

Repricing of Options
--------------------

     The Company's Board of Directors approved a reduction to $0.30 in option exercise prices for all options under the 1995, 1996 and 1997 option plans to reflect market values on April 20, 1999. This was done in lieu of unaffordable competitive salaries and benefits to provide incentive and to retain the services of management.

Compensation of Directors
-------------------------

     No salaries paid to directors. No bonuses paid or awarded to directors or officers for fiscal year ending 4/30/99.

     No pension or retirement benefit plan has been instituted by the Company and none is proposed at this time and there is no arrangement for compensation with respect to termination of the directors in the event of change of control of the Company.

                                 LEGAL MATTERS

     Legal matters in connection with the shares of common stock being offered hereby have been passed on for the Company by the law firm of Smith McCullough, P.C., Denver, Colorado.

                                    EXPERTS

     The consolidated financial statements of Rich Coast Inc. as of April 30, 1999 and 1998 and for the years then ended included in this Prospectus and Registration Statement have been audited by Smythe Ratcliffe, Chartered Accounts, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accountant and auditing.

     With respect to the unaudited interim consolidated financial information for the six months ended October 31, 1999 and 1998, the independent auditors have not audited such consolidated financial information and have not expressed an opinion or any other form of assurance with respect to such consolidated financial information.


                            CHANGES IN ACCOUNTANTS

     The Board of Directors of the Company dismissed Smythe Ratcliffe, Chartered Accountants on November 19, 1999 as its independent auditors and retained Gelfond Hochstadt Pangburn, P.C. as its independent auditors for the fiscal year ending April 30, 2000. None of the reports of Smythe Ratcliffe on the Company's financial statements contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. Further, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     The Company has not consulted Gelfond Hochstadt Pangburn, P.C. regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or on any matter that was the subject of a disagreement on a reportable event.


                            ADDITIONAL INFORMATION

     The Company has filed with the Commission, a registration statement (together with all amendments thereto, the "Registration Statement") under the 1933 Act with respect to the securities offered hereby. This prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the exhibits filed therewith, which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement.

     Upon completion of this offering, the Company will be subject to the reporting and other informational requirements of the 1934 Act and, in accordance therewith, will file reports and other information with the Commission. Such reports, proxy statements and other information, once filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Information on the operations of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http:/www.sec.gov.

     The Company intends to furnish annual reports to stockholders containing audited financial statements and will also make available quarterly reports and such other periodic reports as it may determine to be appropriate or as may be required by law.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                              FOR RICH COAST INC.

Page
----
Unaudited Statements--For the six months ended October 31, 1999 and 1998......................  F-1

Report of Independent Auditors................................................................  F-5

Consolidated Balance Sheet--April 30, 1998 and 1999...........................................  F-6

Consolidated Statements of Operations--For the years ended April 30, 1998 and 1999............  F-7

Consolidated Statements of Stockholders' Equity--For the years ended April 30, 1998 and 1999..  F-8

Consolidated Statements of Cash Flows--For the years ended April 30, 1998 and 1999............  F-9

Notes to Consolidated Financial Statements....................................................  F-10

                         PART I-FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS



RICH COAST, INC.
INTERIM CONSOLIDATED FINANCIAL STATEMENTS
October 31, 1999
(UNAUDITED-SEE NOTICE TO READER)


RICH COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
October 31, 1999
(UNAUDITED - PREPARED BY MANAGEMENT)
(UNITED STATES DOLLARS)



          INDEX

          CONSOLIDATED FINANCIAL STATEMENTS

          CONSOLIDATED BALANCE SHEETS                                1

          Consolidated Statements of Operations                      2

          Consolidated Statements of Cash Flows                      3

          Notes to Consolidated Financial Statements                 4

Rich Coast Inc.
Consolidated Balance Sheets
(Unaudited - Prepared by Management)
(United States Dollars)

----------------------------------------------------------------------------
                                                October 31     April 30
                                                   1999          1999
----------------------------------------------------------------------------

Assets

Current
Cash                                            $     28,538   $          0
Accounts Receivable, net                             662,753        491,418
Prepaid expenses                                       1,200              0
----------------------------------------------------------------------------

                                                     692,491        491,418
Distillation Unit                                  2,024,706      2,024,706
Property and Equipment, net                        2,996,140      3,354,493
Patent and Technology, net                            20,031         21,914
Deferred Finance Charges and Deposits                185,089        226,320
----------------------------------------------------------------------------

                                                $  5,918,457   $  6,118,851
============================================================================
Liabilities

Current
Bank Overdraft                                  $          0   $      5,682
Accounts payable and accrued liabilities           1,470,936        849,960
Accrued oil and waste treatment costs                246,031        257,635
Current portion of long-term debt                    150,585        100,733
----------------------------------------------------------------------------

                                                   1,867,552      1,214,010
Long-Term Debt                                     3,571,273      3,670,339
----------------------------------------------------------------------------

                                                   5,438,825      4,884,349

Stockholders' Equity

Common stock, $0.001 par value;
100,000,000 shares authorized,
6,614,889 and 6,066,318 shares issued
and outstanding at October 31, 1999
and April 30, 1999, respectively                      17,414         16,865

Additional paid-in capital                        24,152,122     24,043,106
Accumulated deficit                              (23,689,904)   (22,825,469)
----------------------------------------------------------------------------
                                                     479,632      1,234,502
----------------------------------------------------------------------------

                                                $  5,918,457   $  6,118,851
============================================================================

See notes to consolidated financial statements

RICH COAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED - PREPARED BY MANAGEMENT)
(UNITED STATES DOLLARS)

-------------------------------------------------------------------------------
                                Three Months                 Six Months
                              Ended October 31,          Ended October 31,
                              1999         1998          1999          1998
-------------------------------------------------------------------------------
 Sales                      $ 715,371   $  534,537  $ 1,319,020   $  1,140,028
Cost of Sales
(exclusive of
depreciation)                 335,931      315,341      603,891        627,921
-------------------------------------------------------------------------------
Gross Profit                  379,440      219,196      715,129        512,107

Expenses
Interest-beneficial
conversion feature                  0       77,654            0        655,307
Salaries and wages            245,699      234,236      526,587        471,251
Interest                       81,899       88,612      136,589        193,304
Lawsuit Settlement            100,000            0      150,000              0
Office and General             31,278       20,957       31,411         55,658
Consulting and
financing fee                  20,380       20,258       35,413        164,228
Audit, accounting
and legal                      21,264       63,829       64,731        114,523
Travel                         12,077       39,319       32,939         91,537
Pipeline Staking fee                0            0       16,905              0
Property Taxes                 26,250       19,137       95,677         61,100
Insurance                      15,826       18,035       28,818         48,663
Utilities                      19,374       19,026       46,114         37,669
Telephone and
facsimile                       7,961       18,979       20,007         28,727
Advertising and
shareholder relations           1,538       92,378        1,538         97,147
Impairment loss on building   169,739            0      169,739              0
Bad Debts                       8,756            0        9,941              0
Depreciation                  113,834       68,487      213,155        137,465
-------------------------------------------------------------------------------
                              875,875      780,907    1,579,564      2,156,579
-------------------------------------------------------------------------------
Loss Before
Other Items                  (496,435)    (561,711)    (864,435)    (1,644,472)
 Gain on fire                       0       89,343            0         89,343
Accrued oil and
 waste treatment cost
 reversal                           0      285,588            0        285,588
-------------------------------------------------------------------------------
                                    0      374,931            0        374,931
-------------------------------------------------------------------------------
Loss for Period            $ (496,435)  $ (186,780) $  (864,435)  $ (1,269,541)
===============================================================================
Loss Per Share             $    (0.08)  $    (0.04) $     (0.14)  $      (0.27)
===============================================================================
Weighted Average
Number of Shares
Outstanding                 6,442,886    4,891,791    6,337,482      4,792,112
===============================================================================

See notes to consolidated financial statements

RICH COAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED - PREPARED BY MANAGEMENT)
(UNITED STATES DOLLARS)

------------------------------------------------------------
                                          Six Months
                                       Ended October 31,
                                      1999           1998
------------------------------------------------------------

Net Cash Provided by (used in)
Operating Activities                $   56,876   $ (396,705)

Investing Activities
 Capital asset additions               (22,656)    (744,324)
 Deferred finance charge                     0     (184,629)
------------------------------------------------------------
                                       (22,656)    (928,953)

Financing Activities
 Decrease in bank overdraft             (5,682)           0
 Issue of Capital stock for cash             0      156,729
 Proceeds from Convertible
 Debenture                                   0    1,500,000
 Repayment of long-term debt                 0      (83,332)
------------------------------------------------------------
                                         5,682    1,573,397
------------------------------------------------------------
Increase (Decrease) in Cash             28,538      247,739
Cash, (Bank Overdraft)
Beginning of Period                          0       53,043
------------------------------------------------------------
Cash, End of Period                 $   28,538   $  300,782
============================================================


Supplemental disclosure of non cash investing and financing activities:

250,000 shares of common stock
issued upon settlement of lawsuit   $   50,000
                                    ==========

298,571 shares of common stock
issued in exchange of principle &
interest due on convertible
debentures                          $   59,565
                                    ==========

33,349 shares of common stock
issued in exchange of accrued
interest                                         $   42,176
                                                 ==========
See notes to consolidated financial statements

RICH COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 1999 AND APRIL 30, 1999
(UNAUDITED - PREPARED BY MANAGEMENT)
(UNITED STATES DOLLARS)
--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION

     These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information. These financial statements are condensed and do not include all disclosures required for annual financial statements. The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company's audited consolidated financial statements filed as part of the Company's April 30, 1999 Form 10-KSB.

     In the opinion of the Company's management, these financial statements reflect all adjustments, including normal recurring adjustments, considered necessary to present fairly the Company's consolidated financial position at October 31, 1999 and the consolidated results of operations and the consolidated statement of cash flows for the three and six months ended October 31, 1999 and October 31, 1998.

2.   CAPITAL STOCK

     (a)   Authorized 100,000,000 common shares of $0.001 par value

     (b)   Issued during the period:

     ---------------------------------------------------------------------
                                           NUMBER    PRICE PER
                                          OF SHARES   SHARE($)    AMOUNT
     ---------------------------------------------------------------------

     Six months ended OCTOBER 31, 1998
     Shares issued
      For cash - options                    167,750    $  0.86   $144,755
      Interest on notes                      33,349    $  1.27     42,176
     ---------------------------------------------------------------------
                                            201,099              $186,931
     =====================================================================
     Six months ended October 31, 1999
     Shares issued
       Lawsuit settlement                   250,000    $  0.20   $ 50,000
       Convertible Debenture                298,571    $0.1995     59,565
       (principal and
       accrued interest)
     ----------------------------------------------------------------------
                                            548,571               109,565
     ======================================================================

                   REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS





TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
  OF RICH COAST, INC.


We have audited the accompanying consolidated balance sheets of Rich Coast, Inc. as of April 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended April 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at April 30, 1999 and 1998 and the consolidated results of its operations and cash flows for each of the three years in the period ended April 30, 1999 in conformity with generally accepted accounting principles in the United States.


"Smythe Ratcliffe"

Chartered Accountants

Vancouver, Canada
August 12, 1999

RICH COAST, INC.
Consolidated Balance Sheets
April 30
(U.S. Dollars)

===================================================================================================================
                                                                                         1999                 1998
-------------------------------------------------------------------------------------------------------------------
Assets (note 7)

Current
  Cash                                                                                 $          0    $     53,043
  Accounts receivable                                                                       491,418         460,558
  Insurance claim receivable (note 3)                                                             0         435,290
  Shares subscription receivable                                                                  0          25,000
  Inventory                                                                                       0         108,265
-------------------------------------------------------------------------------------------------------------------

                                                                                            491,418       1,082,156
Distillation Unit (note 5)                                                                2,024,706       2,024,706
Property and Equipment, at cost (net) (notes 4 and 7)                                     3,354,493       2,990,373
Patent and Technology, net                                                                   21,914          25,681
Deferred Finance Charges and Deposits                                                       226,320         120,732
-------------------------------------------------------------------------------------------------------------------

                                                                                       $  6,118,851    $  6,243,648
===================================================================================================================

Liabilities

Current
  Bank overdraft                                                                       $      5,682    $          0
  Accounts payable and accrued liabilities (note 6)                                         849,960         838,966
  Accrued oil and waste treatment costs                                                     257,635         450,444
  Current portion of long-term debt (note 7)                                                100,733         595,309
-------------------------------------------------------------------------------------------------------------------

                                                                                          1,214,010       1,884,719
Long-Term Debt (note 7)                                                                   3,670,339       2,016,510
-------------------------------------------------------------------------------------------------------------------

                                                                                          4,884,349       3,901,229
-------------------------------------------------------------------------------------------------------------------

Stockholders' Equity (note 8)
    Common stock, $0.001 par value;
    100,000,000 shares authorized,  6,066,318 and 4,718,894  (18,875,579 pre reverse         16,865          15,518
    split) shares issued and outstanding at April 30, 1999 and 1998, respectively (note 1)
    Additional paid-in capital (note 1)                                                  24,043,106      22,579,874
    Accumulated deficit (note 1)                                                        (22,825,469)    (20,252,973)
-------------------------------------------------------------------------------------------------------------------

                                                                                          1,234,502       2,342,419
-------------------------------------------------------------------------------------------------------------------
                                                                                       $  6,118,851    $  6,243,648
===================================================================================================================


See notes to consolidated financial statements.

RICH COAST, INC.
Consolidated Statements of Operations
Years Ended April 30
(U.S. Dollars)

==============================================================================================================
                                                                     1999             1998            1997

Sales                                                             $  2,267,452    $  2,547,083    $  1,897,155
Cost of Sales (exclusive of depreciation
  shown separately below)                                            1,378,367       1,080,557         967,062


Gross Profit                                                           889,085       1,466,526         930,093


Expenses
  Salaries and wages                                                 1,045,669         982,918         713,605
  Audit, accounting and legal                                          264,366         130,626         213,911
  Consulting and management fees                                       199,953         152,223         816,953
  Travel                                                               129,201         125,030          79,939
  Advertising                                                          120,905           5,853          12,356
  Office and general                                                   120,769          59,122          31,857
  Property taxes                                                       100,078          85,760          72,612
  Utilities                                                             93,300         121,168         129,463
  Insurance                                                             81,750         103,805          83,364
  Telephone and facsimile                                               67,784          40,693          29,489
  Equipment and storage leases                                          45,871          83,820         111,437
  Bad debts                                                             44,801           8,375          11,984
  Shareholder relations                                                  2,692         149,406          41,630
  Repairs and maintenance                                                    0          62,603          40,983
  Listing, transfer agent and filing fees                                    0          24,573          27,176
  Factoring costs                                                            0          24,304          19,634
  Rent and secretarial                                                       0           7,353           4,300
  Financing                                                                  0               0          26,772
  Forgiveness of past service
    compensation liability                                                   0               0        (351,935)
  Depreciation                                                         318,661         256,398         359,168
--------------------------------------------------------------------------------------------------------------

                                                                     2,635,800       2,424,030       2,474,698
--------------------------------------------------------------------------------------------------------------

Loss Before Other Items                                              1,746,715         957,504       1,544,605
Other Items
  Interest - beneficial conversion feature (note 2(k))                 764,766         198,626               0
  Interest expense                                                     216,217         303,648         213,912
  Amortization of deferred financing costs                              77,239          17,646          22,060
  Lawsuit settlement (note 12)                                          50,000               0               0
  Loss on equipment disposal                                             3,147               0         147,752
  Accrued oil and waste treatment cost reversal                       (285,588)              0               0
  Insurance proceeds in excess of current expenditures (note 3)              0        (103,503)              0
--------------------------------------------------------------------------------------------------------------

Net Loss for Year                                                 $  2,572,496    $  1,373,921    $  1,928,329
==============================================================================================================

Net Loss per Share                                                $       0.49    $       0.32    $       0.52
==============================================================================================================

(Pre Reverse Split)                                               $       0.12    $       0.08    $       0.13
==============================================================================================================

Weighted Average Number of Shares Outstanding                        5,208,693       4,318,038       3,758,788
(Pre Reverse Split)                                                 20,834,772      17,272,153      15,035,155
==============================================================================================================


See notes to consolidated financial statements.

RICH COAST, INC.
Consolidated Statements of Stockholders' Equity
Years Ended April 30
(U.S. Dollars)


===================================================================================================================================
                                              Common          (Pre         Common    Additional                       Total
                                              Shares         Reverse       Shares      Paid-In     Accumulated     Stockholders'
                                              Number          Split)       Amount      Capital       Deficit      Equity (Deficit)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (note 1)
Balance, April 30, 1996                       3,330,974     13,323,901    $ 9,941   $ 19,741,586  $(16,950,723)   $  2,800,804
Issuance of common stock (note 8)               707,955      2,831,820      2,832      1,585,239             0       1,588,071
Financing cost                                        0              0          0        (14,868)            0         (14,868)
Net loss                                              0              0          0              0    (1,928,329)     (1,928,329)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, April 30, 1997                       4,038,929     16,155,721     12,773     21,311,957   (18,879,052)      2,445,678
Issuance of common stock (note 8)               679,965      2,719,858      2,745        804,526             0         807,271
Interest - beneficial conversion (note 2(k))          0              0          0        463,391             0         463,391
Net loss                                              0              0          0              0    (1,373,921)     (1,373,921)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, April 30, 1998                       4,718,894     18,875,579     15,518     22,579,874   (20,252,973)      2,342,419
Issuance of common stock (note 8)             1,347,424      5,389,692      1,347        963,232             0         964,579
Interest - Beneficial conversion (note 2(k))          0              0          0        500,000             0         500,000
Reverse stock split                                   0    (24,265,271)         0              0             0               0
Net loss                                              0              0          0              0    (2,572,496)     (2,572,496)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, April 30, 1999                       6,066,318              0    $16,865   $ 24,043,106  $(22,825,469)   $  1,234,502
===================================================================================================================================


See notes to consolidated financial statements.

RICH COAST, INC.
Consolidated Statements of Cash Flows
Years Ended April 30
(U.S. Dollars)

=============================================================================================
                                                        1999           1998          1997

Operating Activities
Net loss for year                                   $(2,572,496)   $(1,373,921)   $(1,928,329)
Adjustments to reconcile net loss to net cash
used by operating activities
   Interest  - beneficial conversion feature            764,766        198,626              0
             - expense                                   58,024         64,356              0
   Salaries and wages                                         0        231,405              0
   Depreciation and amortization                        395,900        274,045        381,228
   Consulting and management fees                             0        155,410        608,548
   Loss on equipment disposal                             3,147              0        147,752
Changes in operating assets and liabilities
     Accounts receivable                                (30,860)      (172,293)       138,700
     Insurance claim receivable                         435,290       (435,290)             0
     Subscriptions receivable                            25,000        (25,000)             0
     Inventory                                          108,265         27,408       (135,673)
     Prepaid expenses                                         0          4,436         37,250
     Accounts payable and accrued liabilities            10,994         99,839       (125,241)
     Accrued oil and waste treatment costs             (192,809)       146,470        201,867
     Past services compensation payable                       0              0       (351,935)
---------------------------------------------------------------------------------------------

Net Cash Used in Operating Activities                  (994,779)      (804,509)    (1,025,833)
---------------------------------------------------------------------------------------------
Investing Activities
  Purchase of property and equipment                   (379,671)      (163,230)      (123,054)
  Fire insurance proceeds for fixed assets                    0        131,714              0
  Proceeds on sale of equipment                               0              0          2,000
---------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                  (379,671)       (31,516)      (121,054)
---------------------------------------------------------------------------------------------
Financing Activities
  Issue of common stock                                 209,555        256,100        964,673
  Land contract repayments                             (104,059)        (8,085)       (33,776)
  Shareholders' loans                                         0              0         (4,763)
  Obligation under capital lease                              0        (13,336)        (1,181)
  Notes payable                                               0        697,000              0
  Payment on equipment loan                             (14,453)             0              0
  Deferred finance charges and deposits                 (67,648)       (55,530)       203,303
  Bank overdraft                                          5,682              0              0
  Proceeds from long-term debt                        1,292,330              0              0
---------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities             1,321,407        876,149      1,128,256
---------------------------------------------------------------------------------------------
Increase (Decrease) in Cash                             (53,043)        40,124        (18,631)
Cash, Beginning of Year                                  53,043         12,919         31,550
---------------------------------------------------------------------------------------------
Cash, End of Year                                   $         0    $    53,043    $    12,919
=============================================================================================
Supplemental information
  Issue of common stock
    For short-term shareholders advances received   $         0    $         0    $   531,061
    For conversion of promissory notes                  697,000              0              0
    For services and compensation                             0        386,815        608,548
    For finder's fee                                          0              0         14,850
    For interest                                         58,024         64,126              0
  Interest paid                                         158,193        154,860        211,808
  Purchase of equipment financed                        210,000              0              0
=============================================================================================

See notes to consolidated financial statements.

RICH COAST, INC.
Notes to Consolidated Financial Statements
Years Ended April 30, 1999 and 1998
(U.S. Dollars)

================================================================================

1.       ORGANIZATION AND BASIS OF PRESENTATION

         Pursuant to an Agreement of Merger, effective October 31, 1995 and executed on November 16, 1995. Rich Coast, Inc. ("the Company") acquired Integrated Waste Systems, Inc., a Michigan corporation ("IWS") and The Powers Fagan Group, Inc., a Michigan corporation ("Powers/Fagan") through the issuance of 3,383,200 shares of its common shares. At April 30, 1995 and prior to the merger, the Company held a controlling interest (approximately 55%) in Waste Reduction Systems ("the Partnership"). IWS and Powers/Fagan together held the remaining (approximately 45%) interest in the Partnership. Neither IWS nor Powers/Fagan had any assets, liabilities or operations other than their interest in the Partnership which amounted to Nil.

         The acquisition was accounted for as a combination of entities under common control, a method similar to a pooling of interests. Management subsequently determined that this method did not reflect the substance of the transaction. The error in the prior period financial statements was reported as a prior period adjustment with the acquisition of IWS and Powers/Fagan accounted for using the purchase method of accounting. Because the Company had accounted for virtually all the partnership losses on an equity basis to April 30, 1995 the prior period adjustment would change individual balance sheet and operations items for reporting periods prior to the acquisition and not losses reported. The net book value of the assets received approximated their fair value. The net book value of the assets received was determined to be the purchase cost as such value was more clearly evident than the fair value of the common stock issued. The Company, pursuant to the partnership agreement with the Partnership had been including its approximately majority interest in the partnership's losses and also absorbing the losses pertaining to the Partnership interests held by IWS and Powers/Fagan.

         Consolidated operating results as if the Company's acquisition of IWS and Powers/Fagan had been consummated as of May 1, 1995 would not be different from the results shown in the financial statements.

         Prior to the acquisition of its interest in the Partnership and the acquisition of IWS and Powers/Fagan, the Company was engaged in mineral exploration and had accumulated a deficit of $13,210,746. The Company now operates a non-hazardous waste treatment facility in Dearborn, Michigan specializing in recycling of waste oils.

         These consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States and all amounts are in U.S. dollars.

         During the 1997 fiscal year the Company was discontinued in British Columbia and continued in the State of Delaware under the General Corporate Law of that jurisdiction under the name Rich Coast, Inc. Effective July 14, 1998 the Company reincorporated in the State of Nevada.

2.       SIGNIFICANT ACCOUNTING POLICIES

         (a)      Principles of consolidation

                  These financial statements include the accounts of Rich Coast, Inc. (a Delaware Corporation which became a Nevada Corporation effective July 14, 1998) and its wholly-owned subsidiaries Rich Coast Oil, Inc., Waste Reduction Systems, Inc., Rich Coast Pipeline, Inc., and Rich Coast Resources Inc. all being Michigan corporations. All intercompany balances and transactions have been eliminated.

         (b)      Inventory

                  Inventories are stated at the lower of cost or market. Cost is determined on a first in, first out (FIFO) basis.

RICH COAST, INC.
Notes to Consolidated Financial Statements
Years Ended April 30, 1999 and 1998
(U.S. Dollars)

================================================================================

2.       SIGNIFICANT ACCOUNTING POLICIES (Continued)

         (c)      Distillation unit, property and equipment

                  The distillation unit and the property and equipment are recorded at cost. These assets are depreciated over their estimated useful lives as follows:

                  Buildings                    -  Straight line basis
                  Machinery and equipment      -  Double declining balance basis
                  Bulk storage tanks           -  1.5 Declining balance basis
                  Furniture and fixtures       -  Double declining basis
                  Computer                     -  Double declining basis

                  No depreciation has been taken on the distillation unit or the property and equipment and pipeline that have not yet been put into use.

                  The Company reviews long term assets such as the distillation unit to determine if the carrying amount is recoverable based on the estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If in this determination there is an apparent short fall, the loss will be recognized as a current charge to operations.

         (d)      Deferred finance charges

                  Costs related to long-term financing are being amortized over the terms of the related debt on a straight-line basis, which is not materially different from the effective interest method.

         (e)      Reporting currency

                  Financial statements for reporting periods up to and including the year ended April 30, 1996 were originally presented in Canadian dollars because that was the reporting currency. As discussed in note 1, the Company became a U.S. corporation during the 1997 fiscal year. Effective May 1, 1996 financial statements are presented in United States dollars, the functional currency for recording the operations and activities of the Company.

         (f)      Net loss per share

                  Net loss per share computations are based on the weighted average number of common shares outstanding during the year. The effect of exercising share warrants and options is not reflected as the result would be anti-dilutive.

         (g)      Income taxes

                  The Company uses the asset and liability approach in its method of accounting for income taxes which requires the recognition of deferred tax liabilities and assets for expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance against deferred tax assets is recorded if, based upon weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

         (h)      Use of estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact future results of operations and cash flows.

RICH COAST, INC.
Notes to Consolidated Financial Statements
Years Ended April 30, 1999 and 1998
(U.S. Dollars)

================================================================================

2.       SIGNIFICANT ACCOUNTING POLICIES (Continued)

         (i)      Financial instruments

                  The carrying value of cash, accounts receivable, insurance claim receivable and accounts payable and accrued liabilities approximate their fair value because of the short maturity of these financial instruments. In the opinion of management, the carrying amounts of these financial instruments approximate their fair value because of the short maturity of these financial instruments. Long term debt approximates its fair value because interest payments over the term of the debt approximated market rates at inception of the debt.

         (j)      Stock based compensation

                  The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, no compensation cost has been recognized because stock options granted under the plans were at exercise prices which were equal to market value at date of grant. Compensation expense is recorded when options are granted to management at discounts to market.

         (k)      Long-term debt

                  The beneficial conversion features relating to the 10% 18 month promissory notes and the 8% debenture are accounted for as an interest charge and are amortized over the period from the date of issue through the date the debt is first convertible. This policy confirms to the accounting for these transactions announced by the SEC staff in March, 1997.

3.       INSURANCE CLAIM

         In December 1997 the Company incurred damage to its premises at 10200 Ford Road, Dearborn as a result of a fire. The accounts at April 30, 1998 reflect the amounts subsequently received from the insurers and the expenditures incurred for repairs (note 6).

4.       PROPERTY AND EQUIPMENT

         The Company's offices, plant, processing equipment and bulk storage terminal located in Dearborn, Michigan are comprised of the following:

         ===================================================================================
                                                 Estimated Useful
                                                  Lives (Years)         1999          1998
         -----------------------------------------------------------------------------------
         Land                                                         $250,041     $250,041
         Buildings                                      39           1,364,002    1,388,117
         Machinery and equipment                        7            2,163,585    1,586,789
         Bulk storage tanks                             15             649,664      636,534
         Pipeline                                       15             296,187      296,187
         Furniture, fixtures, computers, etc          5 to 7            50,169       51,274
         -----------------------------------------------------------------------------------
         Total at cost                                               4,773,648    4,208,942
         Accumulated depreciation                                    1,419,155    1,218,569
         -----------------------------------------------------------------------------------
                                                                    $3,354,493   $2,990,373
         ===================================================================================

         The Company's premises at 10200 Ford Road in Dearborn, Michigan are currently listed for sale. The property is occupied under the terms of a land contract (note 7). The premises were occupied and used throughout 1999 and 1998 fiscal year. Depreciation charges based on historical cost have been recorded.

RICH COAST, INC.
Notes to Consolidated Financial Statements
Years Ended April 30, 1999 and 1998
(U.S. Dollars)

================================================================================

5.       DISTILLATION UNIT

         The Company has a mineral distillation unit acquired at an original cost of $2,000,000 from GAP Energy, Inc. The mineral distillation unit was originally purchased for use on the proposed joint venture project with GAP Minerals, Inc. in the development of the Gongora Property in Costa Rica. The price of sulphur dropped making the development of the project uneconomical, however; the Company had intended to proceed with the project once world prices improve to the point the project becomes profitable. In view of this, the Company searched for an alternate use of the unit and found that it could possibly be used for soil remediation for such things as oil pits polluted with hydrocarbons. Testing was conducted on the unit to confirm this use. Preliminary results indicate the system is capable of removing soil contaminants to a level acceptable to the Environmental Protection Agency of the United States.

         The investment in the distillation unit comprises a significant portion of the Company's assets. Realization of the Company's investment in the distillation unit is dependent upon the successful development of the unit for soil remediation purposes, the attainment of successful production from the unit or from the proceeds of the unit's disposal.

6.       ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

         =================================================================
                                                        1999       1998
         -----------------------------------------------------------------

         Trade payables                               $670,712   $516,482
         Lawsuite settlement (note 12)                  50,000          0
         Accrued salaries and wages                     81,951     50,325
         Accrued property taxes                         40,089     55,296
         Payroll taxes                                   7,208     11,676
         Building repair (fire damage) (note 3)              0    200,187
         Accrued interest                                    0      5,000
         -----------------------------------------------------------------

                                                      $849,960   $838,966
         =================================================================

RICH COAST, INC.
Notes to Consolidated Financial Statements
Years Ended April 30, 1999 and 1998
(U.S. Dollars)

================================================================================================================================

7.       LONG-TERM DEBT

         =====================================================================================================================
                                                                                                    1999                 1998
         ---------------------------------------------------------------------------------------------------------------------
         10% 18  month  convertible  promissory  notes  -  series  1997,  interest                     $0             $697,000
         payable  quarterly.  Holders  elected at the time of  purchase to receive interest in shares of the  Company's  common  stock values at a price per share  equal to the  average  closing  bid price as quoted on NASDAQ over the 20 trading  days  preceding  the close of the calendar  quarter.  The notes may be  converted  at the  option of the  holder at  maturity  into shares of common  stock at a price per share  equal to 50% of the  quoted
         NASDAQ bid price at the conversion date.

         Unamortized  interest  charge relating to beneficial  conversion  feature
         (note 2(k))                                                                                     0           (264,765)
         ---------------------------------------------------------------------------------------------------------------------

                                                                                                         0             432,235
         10% senior  secured note,  due October 1, 2001 interest  payable  monthly               2,000,000           2,000,000
         (see below for security)

         8%  convertible  debenture  due  June  11,  2003  secured  by a  security               1,500,000                   0
         agreement  over land and building.  The  debenture  and accrued  interest thereon  may be  converted  at the  option of the holder at any time into common  stock at a price per share equal to the lesser of the closing bid price of the shares at the date of  issuance of the  debenture  or 75% of the five day average closing bid price for the five trading days immediately preceding the conversion date.

         8% loan due August 1, 2003  repayable in monthly  blended  instalments of                 195,547                   0
         $4,259 secured by a security agreement over machinery and equipment

         Land contract  payable in monthly  instalments  of $4,753 each  including                  75,525             179,584
         principal  and  interest  at 8% unless the  Company  falls  behind in its payments at which time the  interest  rate  increases  to 12% and monthly instalments  increase to $5,384  until the  payments are back to schedule
         (the  Company's  arrears  payments were corrected by a payment of $84,371 on June 1, 1998).  After the land  contract is paid in full,  the Company may lease the  property for a 7 year term which will cause the land to be titled to the Company for $1, either after satisfactory clean up by others or after 91 years.
         ---------------------------------------------------------------------------------------------------------------------

                                                                                                 3,771,072           2,611,819
         Less:  Current portion                                                                    100,733             595,309
         ---------------------------------------------------------------------------------------------------------------------
                                                                                                $3,670,339          $2,016,510
         =====================================================================================================================

RICH COAST, INC.
Notes to Consolidated Financial Statements
Years Ended April 30, 1999 and 1998
(U.S. Dollars)

================================================================================

7.       LONG TERM DEBT (Continued)

         The senior secured note payable is secured by a $2,000,000 mortgage granted by the Company over the real property at 6011 and 6051 Wyoming, Dearborn, Michigan and a charge on all other assets of the Company. The loan agreement contains covenants relating to financial requirements, expenditures, etc. for the Company. The holder may convert the loan into common shares at $0.50 per share in the event of default by the Company.

         At the time the loan arrangements were made, the note holder was issued warrants to purchase 3,600,000 shares of the Company (note 9).

         The land contract payable relates to premises occupied at 10200 Ford Road, Dearborn, Michigan which is currently listed for sale.

         The amount of long-term obligations outstanding at April 30, 1999 mature as follows:

         =========================================================
           2000                                        $  100,733
           2001                                            58,384
           2002                                         2,043,729
           2003                                            47,359
           2004                                         1,520,867
         ---------------------------------------------------------
                                                       $3,771,072
         =========================================================

RICH COAST, INC.
Notes to Consolidated Financial Statements
Years Ended April 30, 1999 and 1998
(U.S. Dollars)

================================================================================

8.       STOCKHOLDERS' EQUITY

         (a) Activity of the common stock account for the years 1997, 1998 and 1999 is as follows:

         ============================================================================================
                                                       Number       Number
                                                     of Shares     of Shares               Additional
                                                   (Pre Reverse  (Post Reverse      Par      Paid-In
                                                       Split)        Split)        Value     Capital
         --------------------------------------------------------------------------------------------
         Fiscal 1997
         Shares issued
           For financing fees                           50,000       12,500   $       50   $   14,800
           For settlement of debt                    1,104,470      276,118        1,104      529,957
           For cash - private placements               475,000      118,750          475      354,000
           For cash - exercise of stock options         81,750       20,437           82       79,055
           For services                              1,120,600      280,150        1,121      607,427
         --------------------------------------------------------------------------------------------
                                                     2,831,820      707,955        2,832    1,585,239
         --------------------------------------------------------------------------------------------

         Fiscal 1998
         Shares issued
           For services and compensation               921,892      230,473          922      385,893
           For cash - private placements               430,000      107,500          430      107,070
           For cash - exercise of stock options        355,000       88,750          355       78,245
           For cash - exercise of warrants             280,000       70,000          280       69,720
           For settlement of loan payable to a
             shareholder                               521,198      130,299          521       99,709
           For interest                                211,768       52,943          237       63,889
         --------------------------------------------------------------------------------------------
                                                     2,719,858      679,965        2,745      804,526
         --------------------------------------------------------------------------------------------

         Fiscal 1999
         Shares issued
           For cash - exercise of stock options      1,038,504      259,626          260      209,295
           Conversion of promissory note (note 7)    4,161,194    1,040,299        1,040      695,960
           For interest                                189,994       47,499           47       57,977
         --------------------------------------------------------------------------------------------
                                                     5,389,692    1,347,424   $    1,347   $  963,232
         ============================================================================================

         Effective June 19, 1998, there was a one for four reverse split of the authorized common stock.

         On May 26, 1999, the shareholders approved the creation of 10,000,000 shares of preferred stock of $0.001 par value.

RICH COAST, INC.
Notes to Consolidated Financial Statements
Years Ended April 30, 1999 and 1998
(U.S. Dollars)

================================================================================

8.       STOCKHOLDERS' EQUITY (Continued)

         (b) Subsequent to April 30, 1999, the Company issued 250,000 shares related to settlement of litigation (note 12).

         (c)   The share subscription receivable was collected July 28, 1998.

9.       STOCK OPTIONS AND WARRANTS

         Options

         Pursuant to the Company's 1995 Incentive Compensation Plan as subsequently amended in 1996 ("the 1995 Plan"), the 1996 Employee Stock Option and Stock Bonus Plan ("the 1996 Plan"), and the 1997 Stock Option and Bonus Plan ("the 1997 Plan") the Company may issue stock options and stock bonuses for shares in the capital stock of the Company to provide incentives to officers, directors, key employees and other persons who contribute to the success of the Company. The exercise price of the Incentive Options (employees of the Company or its subsidiaries) is no less than the fair market value of the stock at the date of the grant and for non-qualified options (non employees) the exercise price is no less than 80% of the fair market value (defined as the most recent closing sale price reported by NASDAQ) on the date of the grant.

         The following table summarizes the Company's stock option activity for the years ended April 30, 1999 and 1998:

         ============================================================================================
                                                    1999                          1998
         --------------------------------------------------------------------------------------------
                                                         Weighted                        Weighted
                                                           Average                         Average
                                             Shares     Exercise Price       Shares    Exercise Price
         --------------------------------------------------------------------------------------------
         Outstanding, Beginning of Year     1,566,978      $ 0.87            503,750       $ 1.00
         Granted                                    0      $ 0.00          1,073,228       $ 0.83
         Exercised                          (259,626)      $ 0.87           (10,000)       $ 0.72
         Expired                                    0      $ 0.00                  0       $ 0.00
         --------------------------------------------------------------------------------------------

         Outstanding, End of Year           1,307,352                      1,566,978
         ============================================================================================

         The following table summarizes information about the Company's stock options outstanding:


         ==========================================================================================================
                                                              Weighted
                                                               Average      Weighted                    Weighted
                                                              Remaining     Average                      Average
                                 Range of           Number   Contractual    Exercise       Number       Exercise
                              Exercise Prices    Outstanding     Life        Price      Exercisable       Price
          April 30, 1999      $ 0.72 - $ 2.00      1,307,352     2.50        $ 0.88      1,239,852       $ 0.85
          April 30, 1998      $ 0.72 - $ 2.00      1,566,978     3.50        $ 0.88      1,524,478       $ 0.85
         ----------------------------------------------------------------------------------------------------------

RICH COAST, INC.
Notes to Consolidated Financial Statements
Years Ended April 30, 1999 and 1998
(U.S. Dollars)

================================================================================

9.       STOCK OPTIONS AND WARRANTS (Continued)

         The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, no compensation cost has been recognized because stock options granted under the plans were at exercise prices which were equal to market value at date of grant. Had compensation expense been determined as provided in SFAS 123 using the Black-Sholes option-pricing model, the pro-forma effect on the Company's net income (loss) and per share amounts would have been:

         ==========================================================================================
                                                                    1999                   1998
         ------------------------------------------------------------------------------------------
           Net income (loss), as reported                       $(2,572,496)           $(1,373,921)
           Net income (loss), pro-forma                         $(5,736,910)           $(4,339,709)
           Net income (loss) per share, as reported                  $ 0.49                 $ 0.32
           Net income (loss) per share, as reported
             - pre reverse split                                     $ 0.12                 $ 0.08
           Net income (loss) per share, pro-forma                    $ 1.10                 $ 1.00
           Net income (loss) per share, pro-forma
             -  pre reverse split                                    $ 0.28                 $ 0.25
         ==========================================================================================

         The fair value of each option grant is calculated using the following weighted average assumptions:

         ==========================================================================================
                                                                      1999                1998
         ------------------------------------------------------------------------------------------
           Expected life (years)                                         3                   3
           Interest rate                                              6.28%               6.28%
           Volatility                                               101.14%             101.14%
           Dividend yield                                             0.00%               0.00%
         ==========================================================================================

         Warrants

         At April 30, 1999 there were 1,298,660 share purchase warrants outstanding.

         =================================================================================================
                                                                                 Number              Pre
                                               Exercise Price                 of Warrants          Reverse
         -------------------------------------------------------------------------------------------------
                                (Pre Reverse Split)    (Post Reverse Split)
         June 15, 2001                $ 0.25                  $ 1.00             37,500            150,000
         November 5, 2001             $ 0.25                  $ 1.00             45,000            180,000
         January 13, 2002             $ 0.25                  $ 1.00            105,000            420,000
         July 30, 2002                $ 0.20                  $ 0.80            211,160            844,643
         June 10, 2006                $ 0.30                  $ 1.20            900,000          3,600,000
         -------------------------------------------------------------------------------------------------
                                                                              1,298,660          5,194,643
         =================================================================================================

RICH COAST, INC.
Notes to Consolidated Financial Statements
Years Ended April 30, 1999 and 1998
(U.S. Dollars)

================================================================================

10.      RELATED PARTY TRANSACTIONS

         (a) Management fees of $Nil were paid to directors or companies controlled by directors for the year ended April 30, 1999 (1998 - $30,000; 1997 - $30,000)

         (b) Shareholder advance of $100,000 to the Company for working capital purposes in 1997 fiscal year was settled by the issuance of 521,198 shares in 1998 fiscal year which included an interest component of $4,240. The shares were issued at a discount to market of 20%.

11.      INCOME TAXES

         A deferred tax asset stemming from the Company's net operating loss carry forward, has been reduced by a valuation account to zero due to uncertainties regarding the utilization of the deferred assets.

         At April 30, 1999 the Company has available net operating loss carry forward of approximately $8,400,000 which it may use to offset future federal taxable income. The net operating loss carry forwards, if not utilized, will begin to expire in 2008.

12.      LITIGATION

         (a) In December 1997 a complaint was filed against the Company relating to alleged payments of $225,000 due by the Company under a Terminaling Agreement of May 18, 1995. The outcome of the dispute is not determinable at this time, however, management is of the opinion the matter will be settled prior to trial. No provision for loss has been recorded in the accounts.

         (b) In December 1997 a complaint was filed against the Company, in which the plaintiff claims, among other things, breach of contract relating to an alleged loan made to the Company in 1994. The Company settled the suit by granting 250,000 shares of common stock and $50,000 subsequent to April 30, 1999.

13.      UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

         The year 2000 issue arises because many computer systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the year 2000 issue may be experienced before, on, or after January 1, 2000 and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entities ability to conduct normal business operations. While the company has a plan to address the year 2000 issue, it is not possible to be certain that all aspects of the issue affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

--------------------------------------------------------------------------------


We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of its date.





Dealer Prospectus Delivery Obligation:

     Until __________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               RICH COAST, INC.





                      ____________ SHARES OF COMMON STOCK





                                  ----------
                                  PROSPECTUS
                                  ----------





                             ______________, 2000

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.
          -----------------------------------------

     The Company's Articles of Incorporation provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company's best interest with respect to actions taken in the person's official capacity; (iii) were reasonably believed not to be opposed to the Company's best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

     A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

Item 25.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

     Expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereby are as follows. Selling shareholders will be required to pay transfer tax and fees, if any, upon sale of their shares.

               SEC Registration Fee.............  $ 1,786.00
               NASD Filing Fee..................  $        0
               Accounting Fees and Expenses.....  $ 5,000.00*
               Legal Fees and Expenses..........  $33,000.00*
               Blue Sky Fees and Expenses.......  $        0
               Broker Commission................  $        0
               Printing, Freight and Engraving..  $        0
               Miscellaneous....................  $ 2,000.00
                    Total.......................  $41,786.00
                                                  ==========

Item 26.  Recent Sales of Unregistered Securities.
          ---------------------------------------

     The following is information as to all securities of the Company sold by the Company within the past three years which were not registered under the Securities Act of 1933 (the "Act").

     On June 11, 1997 the Company issued 100,000 shares for forbearance from exercising certain rights and remedies by the holder of a 10% Senior Secured
Note in the principal amount of $2,000,000. The shares were issued in reliance on Section 4(2) of the Act and Rule 506 promulgated thereunder because it was an offer to only one purchaser who was an accredited investor.

     On October 15, 1997 the Company sold 521,198 of its Common Stock to William McCullagh in cancellation of a loan from him to the Company in the principal amount of $100,000 plus cancellation of accrued interest in the amount of $4,239.58. The shares were issued in an off shore transaction intended to be exempt from registration under Regulation S promulgated under the Act.

     From late 1997 to early 1998 the Company issued an aggregate principal amount of $697,000 of 10% 18 month convertible promissory notes in a private placement to accredited investors only in reliance on Section 4(2) of the Act and Rule 506 promulgated thereunder.

     On December 5, 1997 the Company sold an additional 200,000 shares of its Common Stock to Mr. McCullagh for $50,000 in an off shore transaction intended to be exempt from registration under Regulation S promulgated under the Act.

     On January 26, 1998, February 20, 1998 and April 23, 1998 the Company issued an aggregate of 111,768 shares as accrued interest for the calendar quarters ended September 30, 1997, December 31, 1997 and March 31, 1998 on the Company's outstanding 10% 18-Month Convertible Promissory Notes. The shares were issued in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder since the shares were issued in connection with the private placement of the 10% Notes relying on the same exemption and the investment decision to take shares in lieu of cash interest payments was made at the time the 10% Notes were purchased.

     On April 9, 1998 (100,000 shares), April 15, 1998 (100,000 shares) and
April 16, 1998 (130,000 shares) warrants were exercised at $0.25 per share and an aggregate of 330,000 share were issued, all in reliance on Section 4(2) of the Act.

     In June 1998 the Company issued 8% Convertible Debentures (aggregate principal amount $1,500,000) to accredited investors only in a private placement in reliance on Section 4(2) of the Act and Rule 506 promulgated thereunder. The Company also issued a finder's fee in connection with this transaction in the form of warrants to purchase 60,000 shares of the Company's common stock, exercisable at $2.50 per share.

     On July 1, 1998 the Company issued an aggregate of 8,098 shares as accrued interest for the calendar quarter ended June 1998, on the Company's outstanding 10% 18-Month Convertible

Promissory Notes. The shares were issued in reliance on Section 4(2) of the Act and Rule 506 promulgated thereunder since the shares were issued in connection with the private placement of the 10% Notes relying on the same exemption and the investment decision to take shares in lieu of cash payments was made at the time the 10% Notes were purchased.

     On October 1, 1998 the Company issued an aggregate of 25,251 shares as accrued interest for the calendar quarter ended September 1998, on the Company's outstanding 10% 18-Month Convertible Promissory Notes. The shares were issued in reliance on Section 4(2) of the Act and Rule 506 promulgated thereunder since the shares were issued in connection with the private placement of the 10% Notes relying on the same exemption and the investment decision to take shares in lieu of cash payments was made at the time the 10% Notes were purchased.

     In December 1998 the Company issued an aggregate of 1,087,798 shares for accrued interest and conversion of principal on the Company's outstanding 10% 18-Month Convertible Promissory Notes. The shares were issued in reliance on
Section 4(2) of the Act and Rule 506 promulgated thereunder since the shares were issued in connection with the private placement of the 10% Notes relying on the same exemption and the investment decision to take shares in lieu of cash payments was made at the time the 10% Notes were purchased.

     In September 1999 an aggregate of 298,571 shares of common stock were issued to holders of 8% Convertible Debentures for partial conversion of principal and accrued interest. These shares were issued in reliance on Rule 506 and Section 4(2) of the Act.

     In November 1999 the Company issued 300,000 shares to a consultant for his services rendered over the past year in mediating discussions with holders of the Company's 8% Convertible Debentures.

     In November and December 1999 the Company issued an aggregate of 3,000,000 shares to accredited investors for aggregate investment of $600,000 (or $0.20 per share) in a private placement under Section 4(2) and Rule 506 of the Act.

Item 27.  Exhibits.
          --------

     The following is a list of all exhibits filed as part of this Registration
Statement:

   Exhibit No.     Description and Method of Filing
   -----------     --------------------------------

   3.1.1           Articles of Incorporation.  Previously filed.
   3.1.2           Articles of Amendment.  Filed herewith.
   3.2             Bylaws.  Previously filed.
   5.1             Opinion of Smith McCullough, P.C. on legality.*
   10.1            Contract for Sale of Ford Road property.  Filed herewith.

   Exhibit No.     Description and Method of Filing
   -----------     --------------------------------

   10.2 Employment Contract between the Company and Robert W. Truxell (Exhibit 1 to the Agreement of Merger dated October 31,
                   1995).(2)
   10.3 Employment Contract between the Company and James P. Fagan (Exhibit 2 to the Agreement of Merger dated October 31,
                   1995).(2)
   10.4            1995 Incentive Compensation Plan.(3)
   10.5            1996 Employee Stock Option and Bonus Plan, as amended.(4)
   10.6            1997 Stock Option and Stock Bonus Plan.(5)
   10.7            1999 Stock Option Plan.  Filed herewith.
   21.1            Subsidiaries of the Registrant.  Previously Filed.
   23.1 Consent of Smythe Ratcliffe, Chartered Accountants. Filed herewith.
   23.2            Consent of Smith McCullough, P.C. (included in Exhibit 5.1).*
   24.1            Power of Attorney.  Filed herewith.
   27.1            Financial Data Schedule.  Filed herewith.
   27.2            Financial Data Schedule.  Filed herewith.

____________

(1) Incorporated by reference from Registration Statement on Form S-4, File No. 333-6099, effective August 7, 1996.

(2)  Incorporated by reference to the Company's Form 8-K dated November 16,
     1995.

(3) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-41443.

(4) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-50763.

(5) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-56275.

*To be filed by amendment.

Schedules
---------

     Schedules are omitted as the information is not required or not applicable, or the required information is shown in the financial statements or notes thereto.

Item 28.  Undertakings.
          ------------

     The undersigned small business issuer will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment No. 3 to Form S-3 on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Dearborn, Michigan on January 12, 2000.

                          RICH COAST, INC.


                              /s/ James P. Fagan
                          -----------------------------------------------------
                          James P. Fagan, President and Chief Executive Officer



     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and/or directors of Rich Coast Inc., by virtue of their signatures appearing below, hereby constitute and appoint James P. Fagan and/or Robert W. Truxell, or either of them, with full power of substitution, as attorney-in-fact in their names, places and steads to execute any and all amendments to this Amendment No. 3 to Form S-3 on Form SB-2 in capacities set forth opposite their names on the signature page thereof and hereby ratify all that said attorneys-in-fact or either of them may do by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                                      Date
---------                       -----                                      ----
 /s/ Robert W. Truxell          Chairman of the Board of Directors   January 12, 2000
------------------------------  and Secretary
Robert W. Truxell

 /s/ James P. Fagan             President, Chief Executive Officer   January 12, 2000
------------------------------  and Director
James P. Fagan

 /s/ George P. Nassos           Director                             January 12, 2000
------------------------------
George P. Nassos

 /s/ Michael Grujicich          Chief Financial and Accounting       January 12, 2000
------------------------------  Officer and Treasurer
Michael Grujicich

                                 EXHIBIT INDEX


  Exhibit No.     Description and Method of Filing
  -----------     --------------------------------

  3.1.1           Articles of Incorporation.  Previously filed.
  3.1.2           Articles of Amendment.  Filed herewith.
  3.2             Bylaws.  Previously filed.
  5.1             Opinion of Smith McCullough, P.C. on legality.*
  10.1            Contract for Sale of Ford Road property.  Filed herewith.
  10.2 Employment Contract between the Company and Robert W. Truxell (Exhibit 1 to the Agreement of Merger dated October 31,
                  1995).(2)
  10.3 Employment Contract between the Company and James P. Fagan (Exhibit 2 to the Agreement of Merger dated October 31,
                  1995).(2)
  10.4            1995 Incentive Compensation Plan.(3)
  10.5            1996 Employee Stock Option and Bonus Plan, as amended.(4)
  10.6            1997 Stock Option and Stock Bonus Plan.(5)
  10.7            1999 Stock Option Plan.  Filed herewith.
  21.1            Subsidiaries of the Registrant.  Previously Filed.
  23.1 Consent of Smythe Ratcliffe, Chartered Accountants. Filed herewith.
  23.2            Consent of Smith McCullough, P.C. (included in Exhibit 5.1).*
  24.1            Power of Attorney.  Filed herewith.
  27.1            Financial Data Schedule.  Filed herewith.
  27.2            Financial Data Schedule.  Filed herewith.

_______________

(1) Incorporated by reference from Registration Statement on Form S-4, File No. 333-6099, effective August 7, 1996.

(2)  Incorporated by reference to the Company's Form 8-K dated November 16,
     1995.

(3) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-41443.

(4) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-50763.

(5) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-56275.

*To be filed by amendment.